UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.    )

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STEPSTONE GROUP INC.
(Name of Registrant as Specified In Its Charter)

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StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 13, 2023

1:00 p.m. Eastern Time

www.proxydocs.com/STEP

To Our Stockholders:

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of StepStone Group Inc. (“StepStone” or the “Company”) on Wednesday, September 13, 2023 at 1:00 p.m., Eastern Time, online via live audio webcast by visiting www.proxydocs.com/STEP (the “Annual Meeting”) for the following purposes:

1. To elect the three director nominees named in the proxy statement as Class III directors of the Company, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024 (Proposal 2);

3. To approve, on a non-binding and advisory basis, the compensation of our named executive officers (“Say-on-Pay”);

4. To approve the StepStone Group Inc. 2023 Employee Stock Purchase Plan; and

5. To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to continue holding the Annual Meeting virtually. We believe that this is the right choice for StepStone as it provides expanded stockholder access regardless of the location of the Annual Meeting or resources available to stockholders, may improve communications, and allows the participants to attend the Annual Meeting conveniently from any location.

Stockholders of record as of the close of business on July 18, 2023 are entitled to notice of, and, as described in this paragraph, to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class B common stock are currently entitled to five votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

As permitted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 (the “Annual Report”) and a form of proxy card or voting instruction card (together, the “proxy materials”). The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials. If you elect to receive a paper copy, our proxy materials will be mailed to you. This distribution process is more resource- and cost-efficient. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about July 25, 2023.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.proxydocs.com/STEP. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.proxypush.com/STEP. You will also be able to vote your shares electronically at the Annual Meeting by visiting www.proxypush.com/STEP and clicking the appropriate link from the Annual Meeting platform. During the ten days prior to the Annual Meeting, a list of stockholders of record will be available at our principal executive offices located at 450 Lexington Avenue, 31st Floor, New York, New York 10017. To attend the Annual Meeting, vote, or submit questions during the Annual Meeting, you must first register for the Annual Meeting in advance by visiting www.proxydocs.com/STEP. Upon completing your registration, you will receive a confirmation email, which will include additional information about virtually attending the Annual Meeting. For additional details, see “—How can I attend, participate in and vote at the Annual Meeting online?” in the “Questions and Answers” section below. This proxy statement provides detailed information about the Annual Meeting. We encourage you to read this proxy statement carefully and in its entirety. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 12:45 p.m. Eastern Time on Wednesday, September 13, 2023. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call the phone number provided in your confirmation email for assistance.

Your vote is important. Regardless of whether you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend our virtual Annual Meeting online.

By Order of the Board of Directors,

Jennifer Y. Ishiguro

Chief Legal Officer & Secretary

New York, NY

July 25, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 13, 2023

The notice, the proxy statement and the Company’s Annual Report are available at www.proxydocs.com/STEP.

i

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including statements regarding our environmental and other sustainability plans and goals. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our SEC filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

ii

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Status as a Controlled Company

As of July 1, 2023, holders of our Class B common stock control approximately 69.4% of the voting power of our outstanding common stock because each share of our Class B common stock entitles its holder to five votes on all matters to be voted on by stockholders generally until a Sunset (as defined below) becomes effective. After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote. So long as no Sunset has occurred and the Class B stockholders who are party to the Amended and Restated Stockholders Agreement, dated as of September 20, 2021, by and among the Company, StepStone Group LP, a Delaware limited partnership (the “Partnership”) and the other persons and entities party thereto (as the same may be amended and/or restated from time, the “Stockholders Agreement”) hold at least approximately 16.7% of all of the outstanding shares of the Company’s common stock, the Class B stockholders are expected to hold a majority of the Company’s outstanding voting power and thereby will control the outcome of matters submitted to a stockholder vote. A “Sunset” is triggered upon the earliest to occur of the following: (i) Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (including their respective family trusts and any other permitted transferees, the “Sunset Holders”) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units have been exchanged for Class A common stock); (ii) the Sunset Holders cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock, before giving effect to a Sunset; and (iii) September 18, 2025. In the case of a Sunset triggered by an event described in clause (i) or (ii) above, a Sunset triggered during the first two fiscal quarters of any fiscal year will become effective at the end of that fiscal year, and a Sunset triggered during the third or fourth fiscal quarters of any fiscal year will become effective at the end of the following fiscal year.

As a result of the voting power currently held by those Class B and Class A stockholders who are party to the Stockholders Agreement, we qualify as a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Global Select Market LLC (“Nasdaq”). Under these rules, a listed company of which more than 50% of the voting power with respect to the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. Consistent with this, we have elected not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board entirely by independent directors and (iii) the compensation committee be composed entirely of independent directors. If at any time we cease to be a controlled company, we will take all action necessary to comply with SEC rules and regulations and the Nasdaq rules, including appointing a majority of independent directors to our board of directors (our “board” or our “board of directors”) and ensuring that we have a compensation committee and a nominating and corporate governance committee each composed entirely of independent directors, subject to the permitted “phase-in” periods.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation provides that the size of our board of directors may be set from time to time by our then current board of directors. Our board of directors currently consists of 9 members with Mr. Brem serving as Chairperson of our board of directors.

Our amended and restated certificate of incorporation and bylaws classifies our board of directors into three classes of directors, serving staggered three-year terms of office. Our board of directors has the exclusive power to fix the number of directors in each class. Directors designated as Class III directors have initial terms expiring at this Annual Meeting. Directors up for reelection at this Annual Meeting are subject to re-election to a one-year term expiring at the 2024 Annual Meeting of Stockholders. Directors designated as Class I directors also have terms expiring at our 2024 Annual Meeting of Stockholders. Directors designated as Class II directors have terms expiring at our 2025 Annual Meeting of Stockholders. Each director whose term expires at this Annual Meeting or any Annual Meeting of Stockholders thereafter (and any other individual who is nominated for election at any such meeting) shall be elected for a term expiring at the next Annual Meeting of Stockholders. As a result of these provisions, beginning with our 2025 Annual Meeting of stockholders, all of our directors will be subject to annual election.

Pursuant to the Stockholders Agreement described under “Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholders Agreement,” certain Class A stockholders, Class B stockholders and Class C unitholders have entered into a Stockholders Agreement pursuant to which they agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as defined in the Stockholders Agreement), including with respect to nominations for director.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NCGC
Monte M. Brem	54	I	2019	2024	Chairperson of the Board of Directors		C	M
Valerie G. Brown	67	I	2021	2024	Director	M*
Jose A. Fernandez	51	II	2020	2025	Co-Chief Operating Officer and Director
Thomas Keck	57	II	2020	2025	Director
Michael I. McCabe	54	II	2020	2025	Head of Strategy and Director
Steven R. Mitchell	53	II	2020	2025	Director
Scott W. Hart	42	III	2020	2023	Chief Executive Officer and Director		M	C
David F. Hoffmeister	68	III	2020	2023	Director	C*
Anne L. Raymond	65	III	2020	2023	Director	M*

AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee	M – Member C – Chairperson

*	Independent Director and Audit Committee Financial Expert

Nominees for Election to a One-Year Term Expiring at the 2024 Annual Meeting of Stockholders

Scott W. Hart has served as the Chief Executive Officer of the Company and Partnership since January 2022 and as a member of our board of directors since September 2020. Mr. Hart has also served as the Co-Chief Executive Officer of the Company and the Partnership between August 2019 and December 2021. He also is a member of the Partnership’s Global Executive Committee, Private Equity Executive Committee, Private Equity Investment Committee and Private Equity Portfolio and Risk Management Committee. He has held a number of responsibilities over time, managing a number of important client relationships, serving as Co-Head of Private Equity Co-Investments between January 2013 to October 2019 and helping with opening the firm’s London office. Prior to joining the Partnership in 2007, Mr. Hart was an Associate at TPG Capital, LP from 2005 to 2007. While at TPG, Mr. Hart focused on evaluating, executing and monitoring investments for a private equity fund, as well as helping to develop views on investment thesis, valuation, financing and exit strategy. From 2003 to 2005, Mr. Hart worked as an Analyst at Morgan Stanley in the Consumer & Retail group, where he performed financial and strategic analysis on acquisitions, leveraged buy-outs, divestitures, and debt and equity capital markets transactions. Mr. Hart received his BBA from the University of Notre Dame. Mr. Hart brings to our board of directors his extensive experience in private markets investments and the perspective of our Chief Executive Officer.

David F. Hoffmeister has served as a member of our board of directors since September 2020. He served as the Senior Vice President and Chief Financial Officer of Life Technologies Corporation, a global life sciences company, from 2008 to 2014 when it was acquired by Thermo Fisher Scientific Inc. From 2004 to 2008, he served as Chief Financial Officer of Invitrogen Corporation, which merged with Applied Biosystems in 2008 to form Life Technologies Corporation. Prior to joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. Before joining McKinsey & Company, he held financial positions at GTE Corp. and W.R. Grace and Co. Mr. Hoffmeister currently serves on the boards of directors of Celanese Corporation (since 2006), Glaukos Corporation (since 2014) and ICU Medical, Inc. (since 2018). He also serves on the boards of directors of Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc. Mr. Hoffmeister received his BS from the University of Minnesota and his MBA from the University of Chicago. Mr. Hoffmeister brings to our board of directors his strong finance background, experience as a chief financial officer of a global biotechnology company and as a senior partner of a global managing consulting firm advising on strategic matters, and public company board and audit committee experience.

Anne L. Raymond has served as a member of our board of directors since September 2020. She has had a 35-year career in real estate finance and investment management. From 2000 to 2017, she held senior leadership positions and served on the firmwide Investment Committees at Crow Holdings—a privately-owned real estate investment and development firm with a 70-year history and proven track record of performance. She retired in 2017 as President of Crow Holdings Capital, a Registered Investment Advisor managing capital on behalf of global investors in private equity real estate funds and diversified investment portfolios on behalf of ultra-high-net-worth families. In addition, from 2000 to 2017, she was Managing Director of Crow Family Holdings—owner of national development companies Trammell Crow Residential and Crow Holdings Industrial. Prior to her tenure at Crow Holdings, from 1995 to 1998, she served as Executive Vice President and Chief Financial Officer at Wyndham International, Inc., an upscale and luxury hotel and resort company—leading its initial public offering in 1996. Ms. Raymond currently serves on the boards of directors of Crow Holdings and Trammell Crow Residential Company, as well as DFW Teach for America and Lone Star Big Brothers Big Sisters. She is also a member of American Enterprise Institute’s National Council and the Executive Advisory Council of the George W. Bush Presidential Center. Ms. Raymond received her BS from the University of Missouri. Ms. Raymond brings to our board of directors her extensive experience in private market investments in real estate and other asset classes, in addition to her financial acumen.

Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders

Monte M. Brem has served as Chairperson of our board of directors since November 2019 (including as Executive Chairman of the Company since January 2022). He has resigned as Executive Chairman effective July 31, 2023 and, effective August 1, 2023, he will provide consulting services to the Company as Executive Advisor. Previously, he served as the Partnership’s Chief Executive Officer since he co-founded StepStone in January 2007 until he became its Co-Chief Executive Officer in August 2019, serving through December 2021. He is a member of our global private equity team and is involved in various management activities. From 2002 to 2005, prior to co-founding StepStone, Mr. Brem served as Managing Director and Principal and eventually President at Pacific Corporate Group LLC, a private equity investment firm that oversaw approximately $15 billion of commitments from institutional clients. Earlier in his career, Mr. Brem was an Associate at the law firm of Gibson, Dunn & Crutcher LLP, where he focused on complex corporate transactions and corporate governance matters. Mr. Brem received his B.A. from San Diego State University and his J.D. and MBA from the University of San Diego. He is a member of the state bar of California (inactive status). Mr. Brem brings to our board of directors his extensive experience in private markets investments, deep familiarity with our business and the perspective of our former Co-Chief Executive Officer.

Valerie G. Brown has served as a member of our board of directors since April 2021. From 2016 to 2019, Ms. Brown served as Executive Chairman of the Board of Directors of Advisor Group, Inc., a network of independent investment advisors. Prior to that, she was Chief Executive Officer of Cetera Financial Group, a network of independent retail investment advisors, from 2010 to 2014. Prior to joining Cetera Financial Group, Ms. Brown held a number of executive and senior leadership positions at ING Group and ING North America, as well as Taco Bell Worldwide. Ms. Brown currently serves on the Board of Directors of Advisor Group, AmWINS Group, Inc., a wholesale distributor of specialty insurance products and services, Jackson Hole Airport and Protect Our Water Jackson Hole. Ms. Brown received her B.S. in Chemical Engineering from Oregon State University and her MBA from Stanford University. Ms. Brown brings to our board of directors a wealth of experience in the financial services and wealth management industries, in addition to her financial acumen.

Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders

Jose A. Fernandez has served as the Company’s Co-Chief Operating Officer since November 2019 and as a member of our board since September 2020. He co-founded the Partnership in 2007 as Partner, General Counsel and Chief Compliance Officer. He served as the Partnership’s General Counsel and Chief Compliance Officer until October 2010 when he was succeeded by Jason Ment so that he could focus on his business role. In March 2017, he became the Partnership’s Chief Operating Officer. He served in that role until sharing that role with Mr. Ment as Co-Chief Operating Officer in July 2018. He is also involved in StepStone’s Environmental, Social and Governance activities, as well as diversity initiatives, in addition to various investment activities. Prior to co-founding the Partnership in 2007, Mr. Fernandez served as Managing Director and General Counsel at Pacific Corporate Group LLC, a privately held investment advisory firm, from 2004 to 2006, where he was responsible for all legal and compliance activities, as well as research on emerging managers. From 2001 to 2004, Mr. Fernandez was an Associate at the law firm of Latham & Watkins LLP. At Latham & Watkins, Mr. Fernandez was a member of the Private Equity/Investment Fund Practice Group where he organized and represented private equity, venture capital, and buy-out funds. From 1997 to 2001, Mr. Fernandez was an Associate at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP. Mr. Fernandez received his BA from the University of Michigan and his JD from Stanford Law School. Mr. Fernandez brings to our board of directors his extensive experience in private markets investments and his deep understanding of our operations.

Thomas Keck has served as a member of our board of directors since September 2020. Mr. Keck co-founded the Partnership in 2007 as Partner and leads the Partnership’s global research and portfolio management activities, and the development of StepStone Private Market Intelligence. He is also involved in our responsible investment and risk management initiatives. Prior to co-founding the Partnership in 2007, from 2005 to 2006, Mr. Keck was a managing director at Pacific Corporate Group LLC, a private equity investment firm that oversaw over $15 billion of private equity commitments for institutional investors. From 2000 to 2005, Mr. Keck was a principal with Blue Capital Management L.L.C., a middle market buyout firm, and from 1997 to 2000, he was a consultant at McKinsey & Company. Mr. Keck formerly served on the board of directors for Porter Athletic Equipment Company, and currently serves on the board of Trio Health, Inc. He also currently serves on the Research Advisory Council of the Institute for Private Capital, as well as the Private Equity Advisory Council of the University of Chicago Booth School of Business. Mr. Keck received his BA from George Washington University and his MBA from the University of Chicago Booth School of Business. He served in the U.S. Navy as a Naval Flight Officer, receiving numerous decorations flying EA-6Bs off the USS Nimitz (CVN-68) from 1988 to 1995. Mr. Keck brings to our board of directors extensive experience in private market investments.

Michael I. McCabe has served as our Head of Strategy since November 2019 and as a member of our board of directors since September 2020. Mr. McCabe has served as Head of Strategy of the Partnership since May 2017. He has been Partner of the Partnership since October 2010. He is a member of the private equity team and is involved with various investment and risk management activities. Prior to joining the Partnership in 2010, Mr. McCabe served as a Vice President at Hamilton Lane Advisors L.L.C., where he was the co-head of secondary and co-investment funds from 2005 to 2008. From 1995 to 2005, Mr. McCabe served as Director at

CEMEX S.A.B de C.V., a publicly held company, where he focused on due diligence and financial analysis of capital investments, as well as strategic mergers and acquisitions. Mr. McCabe received a BA from Drexel University and an MBA from Columbia University. Mr. McCabe brings to our board of directors his extensive experience in private markets investments and his deep knowledge of our strategies.

Steven R. Mitchell has served as a member of our board of directors since September 2020, and has served as a director of the Partnership since its founding in January 2007. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P., a private equity investment firm, since July 2016, and from November 2004 to July 2016, he was the Managing Director of Argonaut Private Equity, LLC, a private equity investment firm. Prior to joining Argonaut Private Equity, LLC, Mr. Mitchell was a principal in both Radical Incubation, a private equity investment firm, and 2929 Entertainment, LLC, a media company. Mr. Mitchell currently serves on the board of directors of Aspen Aerogels, Inc., a public company listed on the New York Stock Exchange and Alkami Technology, Inc. a public company listed on the Nasdaq. He also currently serves on the boards of directors of several privately owned companies. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell received his BBA from Baylor University and his JD from the University of San Diego School of Law. Mr. Mitchell brings to our board of directors his public company board experience and his experience with private investments.

Director Independence

Our Nominating and Corporate Governance Committee and our board have conducted their annual review of the independence of each director nominee under the applicable Nasdaq and SEC independence standards. Based upon the Nominating and Corporate Governance Committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Valerie G. Brown, David F. Hoffmeister and Anne L. Raymond is “independent” as defined under the Nasdaq rules and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

Our board does not have a policy on whether the role of Chairperson and Chief Executive Officer should be separate or combined and annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. After careful consideration, the board determined that, at this time, having separate Chief Executive Officer and Chairperson roles is best for us and our stockholders. As our Chief Executive Officer, Mr. Hart is responsible for developing and overseeing the implementation of our business strategy as well as leading and managing the day-to-day operations of the Company. With Mr. Brem serving as Chairperson of our board of directors, the Company continues to leverage Mr. Brem’s experience. In Mr. Brem’s role as Chairperson of our board of directors, Mr. Brem focuses on board oversight and governance matters, and serves as the liaison between the board and management, working closely with our directors and our Chief Executive Officer. In addition, effective August 1, 2023, Mr. Brem will also serve as Executive Advisor to the Company providing such consulting services, as reasonably requested by the board and our Chief Executive Officer. Our board believes that our existing board leadership structure provides the most effective and efficient leadership for the Company at this time. The board recognizes that no single leadership model is right for all companies and at all times, and will continue to evaluate whether to split or combine the roles to ensure our leadership structure continues to be in the best interests of the Company and our stockholders.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least quarterly. These executive sessions are chaired by a director selected by the independent directors during such sessions.

Board Qualifications & Diversity

The Nominating and Corporate Governance Committee periodically reviews, and recommends to our board, the skills, experience, characteristics and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment and courage in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The Nominating and Corporate Governance Committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics and other criteria established by our board are currently represented on our board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. Our board of directors and the Nominating and Corporate Governance Committee also actively seek to achieve a diversity of occupational and personal backgrounds on the board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation. As part of the search process for each new director, the Nominating and Corporate Governance Committee includes members of underrepresented groups such as women, ethnic/racial minorities and LGBTQ in the pool of candidates (and instructs any search firm the Nominating and Corporate Governance Committee engages to do so), and interviews at least one woman and one racial or ethnic minority candidate.

Board Diversity Matrix (As of July 25, 2023)
Total Number of Directors	9
	Female	Male
Part I: Gender Diversity
Directors	2	7
Part II: Demographic Background:
Alaskan Native or Native American		1
Hispanic or Latinx		1
White	2	6
Two or More Races or Ethnicities		1

Directors who are Military Veterans: 1

The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including gender, racial and ethnic diversity, as part of our board’s annual self-evaluation process. We believe our board is well positioned to provide effective oversight and strategic advice to our management.

Procedures for Recommending Individuals to Serve as Directors

The Nominating and Corporate Governance Committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by our Nominating and Corporate Governance Committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by sending each proposed nominee’s name and a description of his or her qualifications for board membership to the chair of the Nominating and Corporate Governance Committee by sending an email to shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our amended and restated bylaws (“bylaws”) (which can be provided free of charge upon request by writing to our Chief Legal Officer & Secretary at the address listed above). The Nominating and Corporate Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Committees of the Board of Directors

Our board established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at https://shareholders.stepstonegroup.com/corporate-governance.

Committee Membership; Meetings and Attendance

Between April 1, 2022 and March 31, 2023:

•	our board of directors held nine meetings;

•	our Audit Committee held five meetings;

•	our Compensation Committee held four meetings; and

•	our Nominating and Corporate Governance Committee held three meetings.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such incumbent director was a director during the fiscal year ended March 31, 2023 (“fiscal 2023”).

Directors are expected to attend the Annual Meeting absent unusual circumstances. All directors then serving attended the 2022 Annual Meeting of Stockholders.

Audit Committee

Our Audit Committee consists of Ms. Brown, Mr. Hoffmeister and Ms. Raymond. Mr. Hoffmeister serves as the chair of the Audit Committee. Each of Ms. Brown, Mr. Hoffmeister and Ms. Raymond qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to audit committee members. Each of Ms. Brown, Mr. Hoffmeister and Ms. Raymond qualifies as an “audit committee financial expert” as defined by the SEC. Our Audit Committee, among other things, has responsibility for:

•	appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm, as well as evaluating its independence and performance;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•

reviewing and discussing with management and the independent auditor, as appropriate, the adequacy and effectiveness of our internal control over financial reporting and our disclosure controls and procedures;

•	discussing with management our risk assessment and risk management policies and processes; and

•	establishing procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process.

Compensation Committee

Our Compensation Committee consists of Messrs. Brem and Hart. Mr. Brem serves as the chair of the Compensation Committee. As a controlled company, we rely upon the exemption from the Nasdaq requirement that we have a compensation committee composed entirely of independent directors. Our Compensation Committee, among other things, has responsibility for:

•	making recommendations to our board of directors with respect to the compensation of the Chief Executive Officer;

•	reviewing and approving the compensation of other executive officers;

•	recommending the amount and form of non-employee director compensation; and

•	appointing and overseeing any compensation consultant.

Nominating and Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Brem and Hart. Mr. Hart serves as the chair of the Nominating and Corporate Governance Committee. As a controlled company, we rely upon the exemption from the Nasdaq requirement that we have a nominating and corporate governance committee composed entirely of independent directors or that our director nominees be otherwise selected or recommended to the board by independent directors. Our Nominating and Corporate Governance Committee, among other things, has responsibility for:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Risk Oversight

Our board of directors believes that effective risk management and control processes are critical to StepStone’s safety and soundness, our ability to predict and manage the challenges that StepStone may face and, ultimately, StepStone’s long-term corporate success.

In general, management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity and financial risks, while our board of directors, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, management reviews both the framework and certain specific risks with our board and Audit Committee at regular board and Audit Committee meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to eliminate or mitigate such risks. While our board is ultimately responsible for the risk oversight of our Company, our Audit Committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity and control risks, and oversight of the measures initiated by management to monitor and control such risks.

Our Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Compensation Committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee has responsibility to review risks relating to our corporate governance practices. These committees provide regular reports on our risk management practices to our full board, as necessary. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so by sending an email to shareholder@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017. Communications we receive that relate to accounting, internal accounting controls, auditing matters or securities law matters will be referred to the Audit Committee unless the communication is directed otherwise. You may communicate anonymously and/or confidentially. Each communication will be reviewed by our Chief Legal Officer & Secretary to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, product inquiries or any offensive or otherwise inappropriate materials).

Code of Business Conduct and Ethics

Our board adopted a Code of Conduct and Ethics (the “Code”) relating to the conduct of our business by all of our employees, executive officers (including our principal executive officers, principal financial officer and principal accounting officer (or persons performing similar functions)), and directors. This Code satisfies the requirement that we have a “code of conduct” under the Nasdaq and SEC rules and is available on our website at https://shareholders.stepstonegroup.com/corporate-governance. To the extent required under the listing rules and SEC rules, we intend to disclose future amendments to certain provisions of this Code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Corporate Governance Guidelines

Our board also adopted principles of corporate governance to formalize its governance practices, which serve as a framework within which our board of directors and its committees operate. These principles cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, Chief Executive Officer evaluations, succession planning, annual board assessments, board committees, director orientation and continuing education, stockholder engagement and others. A copy of our corporate governance guidelines is available on our website at https://shareholders.stepstonegroup.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Brem and Hart were members of our Compensation Committee during fiscal 2023. Mr. Hart is an executive officer of the Company and Mr. Brem will be a non-employee Chairperson of the board, effective August 1, 2023. Previously, Mr. Brem was the Executive Chairman. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Prohibitions and Restrictions on Hedging and Pledging Transactions

Our Insider Trading Policy prohibits our (i) directors and officers and members of their immediate families and households and their controlled entities (i.e., corporations or other business entities controlled or managed by any such person, and trusts or other entities for which any such person is the trustee or in which any such person has a beneficial pecuniary interest) as well as, (ii) subject to their ability to request an exemption in limited circumstances (1) the Chief Compliance Officer, the Global Head of Human Resources, the Head of Tax and the Head of Fund Accounting, (2) partners and other personnel more likely to be in possession of material non-public information, (3) certain personnel regularly involved in the preparation or review of the Company’s financial statements and (4) certain other employees who are so designated from time to time, as well as in the case of clauses (1) – (4), members of their immediate families and households and their controlled entities, from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) and from otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of StepStone securities granted to any such person by us as part of such person’s compensation or held, directly or indirectly, by such person. Similarly, persons listed in clause (i) and, subject to their ability to request an exemption in limited circumstances, persons listed in clause (ii) are also prohibited from pledging StepStone securities as collateral for a loan.

Fiscal 2023 Director Compensation

Our policy is to pay director compensation only to directors whom we deem independent. We have adopted a program for compensating our independent directors with a combination of cash and equity.

Annual Retainer. Prior to September 14, 2022, the date of our 2022 annual meeting of stockholders, all independent directors were eligible to receive a $128,750 annual retainer for serving as a member of the board of directors. As of September 14, 2022, all independent directors were eligible to receive a $150,000 annual retainer. After the Annual Meeting, the annual retainer for all independent directors will be increased to $175,000. All annual retainers are pro-rated for any partial year of service. Fifty percent of the annual retainer is payable in the form of restricted stock units (“RSUs”) and the remaining fifty percent is payable, at the election of such director, in the form of cash or RSUs.

Audit Committee Chair Retainer. In addition to the annual retainer, prior to September 14, 2022, the chair of the Audit Committee was eligible to receive an additional $15,450 annual retainer. As of September 14, 2022, the chair of the Audit Committee was eligible to receive an additional $25,000 annual retainer. Fifty percent of such retainer is payable in the form of RSUs and the remaining fifty percent is payable, at the election of the director, in the form of cash or RSUs.

RSUs. All RSUs granted to directors vest in full based on continuous service as a member of the board of directors through the earlier of 12 months following the date of grant and the date of our next annual meeting of stockholders.

All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

The table below describes the compensation provided to our non-executive officer directors in fiscal 2023. The table excludes Messrs. Fernandez, McCabe and Hart because they each served as executive officers during fiscal 2023 but did not receive separate compensation for their additional service as directors during that time period. In accordance with the director compensation program, on September 14, 2022, the board of directors approved the RSU grants to each independent director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Monte Brem(2)	—	—		2,407,602	(3)	2,407,602
Valerie G. Brown	—	149,985	(4)	—		149,985
David F. Hoffmeister	—	174,992	(4)	—		174,992
Thomas Keck(5)	—	—		3,434,299	(6)	3,434,299
Steven R. Mitchell(7)	—	—		—		—
Anne L. Raymond	—	149,985	(4)	—		149,985

(1)

Amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2023, calculated in accordance with FASB ASC Topic 718 based on the closing price per share of Class A common stock on September 14, 2022, the date of grant, of $28.91. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2023 located in our Annual Report on Form 10-K for such fiscal year. As of March 31, 2023, each non-executive director held the following unvested RSUs: Mr. Brem: 0; Ms. Brown: 5,188; Mr. Hoffmeister: 6,053; Mr. Keck: 0; Mr. Mitchell: 0; and Ms. Raymond: 5.188.

(2)

Mr. Brem is a partner of the Partnership, and thus, is not eligible for compensation under our director compensation program. The amounts reported in this table represent the compensation he received from the Partnership for fiscal 2023 and excludes any distributions received in respect of his equity ownership interests in the Partnership. Mr. Brem, MMAR HNL, LLC and the Company have entered into a consulting agreement, effective August 1, 2023, pursuant to which Mr. Brem will serve as Executive Advisor, providing consulting services as reasonably requested by the board and/or the Chief Executive Officer of the Partnership and the Company, in exchange for which he will receive cash consulting fees of $250,000 per year, payable in monthly installments.
(3)

Consists of $294,231 in salary, cash payments received in respect of carried interest allocations of $2,096,335, life and disability insurance premiums of $8,036 and 401(k) company contributions of $9,000.

(4)

Ms. Brown, Mr. Hoffmeister and Ms. Raymond elected to receive 100% of their annual retainers in the form of RSUs. The number of RSUs granted was determined based on the closing price per share of Class A common stock on September 14, 2022 of $28.91, rounded down to the next whole share.

(5)

Mr. Keck is a partner of the Partnership, and thus, is not eligible for compensation under our director compensation program. The amounts reported in this table represent the compensation he received from the Partnership for fiscal 2023 and excludes any distributions received in respect of his equity ownership interests in the Partnership.

(6)

Consists of $294,231 in salary, $900,000 as a calendar year 2022 cash bonus, cash payments received in respect of carried interest allocations of $2,222,212, life and disability insurance premiums of $9,591 and 401(k) company contributions of $8,265.

(7)	Mr. Mitchell is not eligible for compensation under our director compensation program and did not receive any compensation from us during fiscal 2023.

ESG in Our Corporate Operations

Diversity, Equity and Inclusion

We value diversity among our staff and leadership, recognizing that through diversity, we gain a variety of perspectives, views, and ideas which strengthen our ability to strategize, communicate, and deliver on our mission, while providing equal employment opportunities. In 2017, we developed a global Diversity, Equity & Inclusion Committee comprising senior and mid-level members of our firm across our asset classes and geographies, to evaluate and support our diversity efforts, lead new initiatives to improve diversity, equity and inclusion at our firm, and to continuously improve upon our policies and culture.

Our mission statement on why diversity, equity and inclusion matter states:

•	We believe building and maintaining a diverse, equitable and inclusive culture is not only the “right thing to do,” but is also critical from a business standpoint.

•	We believe that diversity of backgrounds and perspectives among our employees strengthens our ability to analyze, invest, communicate and deliver on our mission.

•	We believe fostering an inclusive culture and working environment enables all colleagues to engage and contribute to their fullest potential.

•	We believe diverse and inclusive perspectives drive better outcomes, and better investment decisions.

We believe that a diverse and inclusive workforce improves the investment process because the different life experiences, backgrounds and insights of our professionals can be leveraged to perform more effective diligence and analysis. This belief is supported by research showing that diversity and inclusiveness contributes to better performing and more sustainable businesses. To build a diverse workforce, we are focused on expanding our recruiting processes and outreach to broaden our pipeline of potential candidates. These efforts allow us to build more diverse slates of prospective new hires.

Talent development and retention are also key components of our diversity, equity and inclusion efforts, including our focus on growing and developing strong mid-level talent into senior roles. In addition to our mentorship program, we have a sponsorship program for high performing and high potential mid-career professionals, with a focus on female and diverse team members, and provides them with rigorous developmental tools, 360-degree assessments, education and executive coaching opportunities alongside sponsorship by one of the firm’s partners.

Building awareness and engagement around the importance of diversity, equity and inclusion, both internally and externally, represents another core tenet of our efforts. The StepStone Diversity, Equity and Inclusion Committee oversees our efforts in this area. In addition, our employees have launched multiple Employee Resource Groups (“ERGs”) established with the intention of providing a supportive community for employees of certain affinity groups and their allies. Finally, StepStone is a strong supporter of several organizations that advocate for further diversity in our industry.

Reducing Our Carbon Footprint

We are focused on our carbon footprint as we seek to maintain carbon neutrality of our operations as a stated firm goal. As such, the following efforts have been undertaken:

•

Engaging a consultant to conduct a comprehensive carbon footprint measurement and analysis and funding several sustainable development projects and purchased carbon offsets to offset carbon emissions to achieve status as a carbon neutral company since 2019.

•

Implementing tailored carbon reduction initiatives across our global offices and as part of our vendor due diligence process, by adding specific climate-related queries to help us understand and evaluate vendor environmental efforts such as collecting information on any targets and initiatives in place to minimize or offset emissions and reduce waste.

•

Introducing a range of initiatives focused on reducing energy, waste and water usage across the firm, including recycling, transitioning to electronic tablets during client and other business meetings and generally encouraging a “paperless” approach where practicable.

•

Prioritizing selection of highly rated Leadership in Energy and Environmental Design (LEED) or comparable standard in leasing office space, and attaining certification as carbon neutral and receiving a five-star energy rating for one of our global offices.

Additionally, in May 2023, we released our 2022 ESG Report outlining many of our ESG activities, including with respect to diversity, equity and inclusion, as well as our 2022 Taskforce on Climate-related Financial Disclosures Report.

Community Engagement

We encourage and support community engagement. Our community program uses a global-and-local approach and is driven by our community involvement teams at many of our offices. Projects are organized locally and partnered with various service organizations within our communities dedicated to causes encompassing public service, education, environmental efforts, healthcare, and military veterans. Additionally, we have implemented a volunteer time off policy that gives employees paid time off to volunteer at the organization of their choice. We actively monitor participation in these programs. We have also established a formalized charitable giving program with an employee matching component.

ESG Considerations in Investing

With respect to investing, we integrate ESG considerations as we endeavor to address all material risks and commercial considerations during due diligence. We focus on delivering portfolio value protection, risk mitigation, and value enhancement, where each client’s portfolio is aligned to the client’s investment objectives. As part of this objective, we do not automatically exclude any sector or limit investments to those that meet specific ESG metrics, except where an account is explicitly designated as such or where a client has affirmatively placed such restrictions on its portfolio. We work to implement client objectives and requirements in part by working to ensure that our due diligence is as rigorous as possible to deliver competitive risk-adjusted commercial outcomes for our clients and in compliance with applicable laws.

PROPOSAL 1—ELECTION OF DIRECTORS

There are three Class III directors whose term of office expires at the Annual Meeting. Our Nominating and Corporate Governance Committee has recommended, and our board has approved, Scott W. Hart, David F. Hoffmeister and Anne L. Raymond as nominees for election as Class III directors at the Annual Meeting. If elected at the Annual Meeting, each nominee will serve until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation, retirement, disqualification or removal. Information concerning these nominees and other continuing directors appears under the “—Composition of the Board of Directors” above. Each nominee was appointed to our board prior to or in connection with our initial public offering. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the three nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Stockholders may vote “For” any or all of the nominees or “Withhold” with respect any or all of the nominees named in this Proposal 1. Any shares voted “Withhold” and broker non-votes, if any, are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR	OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

The following individuals constitute our executive officers:

Name	Age*	Position
Scott W. Hart	42	Chief Executive Officer and Director
Jason P. Ment	45	President and Co-Chief Operating Officer
Jose A. Fernandez	51	Co-Chief Operating Officer and Director
Johnny D. Randel	57	Chief Financial Officer
Michael I. McCabe	54	Head of Strategy and Director

*	As of the proxy filing date.

Biographies of each of Messrs. Hart, Fernandez and McCabe appear above under “—Composition of our Board of Directors.” Biographies of the remaining executive officers appear below:

Jason P. Ment has served as the Company’s President and Co-Chief Operating Officer since November 2019. Mr. Ment joined the Partnership as Partner, General Counsel and Chief Compliance Officer in October 2010, assumed the additional role of Co-Chief Operating Officer in July 2018 and then became StepStone’s Partner, President and Co-Chief Operating Officer in May 2019. Prior to joining StepStone in October 2010, Mr. Ment was General Counsel of Citigroup Private Equity, a $10 billion equity co-investment, mezzanine, and fund of private equity funds business from 2007 to 2010. Also while at Citigroup, from 2009 to 2010, he was the General Counsel of Metalmark Capital, a middle-market private equity business, and from 2008 to 2010, he was General Counsel of Citi Sustainable Development Investments, a clean technology and renewable energy-focused venture investment business. Prior to joining Citigroup, Mr. Ment was an Associate in O’Melveny & Myers LLP’s Mergers & Acquisitions/Private Equity Group from 2005 to 2007 and an Associate in McDermott Will & Emery LLP’s Mergers & Acquisitions Group from 2002 to 2005. Mr. Ment received his BS from Cornell University and his JD from the New York University School of Law.

Johnny D. Randel has served as the Company’s Chief Financial Officer since November 2019 and has served as Chief Financial Officer of the Partnership since February 2010. He focuses on corporate finance and investment accounting, and is involved in various monitoring, management, and administrative activities. Prior to joining StepStone in 2010, Mr. Randel was Chief Financial Officer and Chief Operating Officer at Citigroup Private Equity beginning in 2006. From 2001 to 2006, Mr. Randel was Assistant Treasurer within Citigroup Inc.’s Treasury department where he managed rating agency relationships and fixed income client relations. From 1998 to 2000, Mr. Randel served as Vice President of Corporate Analysis at Associates First Capital, prior to its acquisition by Citigroup. He also served as a budget and forecast coordinator at Bank One from 1996 to 1998. Mr. Randel received his BGS from the University of Kansas and MBA from the University of Southern California.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy and objectives and each element of compensation awarded to, earned by or paid to our named executive officers (our “Named Executive Officers” or “NEOs”) during fiscal 2023. For fiscal 2023, our Named Executive Officers were:

Name	Title
Scott W. Hart	Chief Executive Officer and Director
Johnny D. Randel	Chief Financial Officer
Jason P. Ment	President and Co-Chief Operating Officer
Jose A. Fernandez	Co-Chief Operating Officer and Director
Michael McCabe	Head of Strategy and Director

Compensation Philosophy and Determination Process

Executive compensation at StepStone is aligned with both Company and individual performance. The foundation of our executive compensation is in our performance-based compensation culture, which extends far beyond our executive team. To ensure that all levels of our compensation program remain performance-based, we rely heavily on equity ownership and carried interest awards, creating direct links between the compensation realized by our NEOs and the interests of our shareholders and our clients.

In order to attract, retain, reward and motivate talented executives, our executive compensation program consists of the following components:

•	annual base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term incentive compensation in the form of RSUs and carried interest awards; and

•	retirement, health and welfare benefits, including participation in plans that are generally available to all of our employees.

We believe these components of compensation result in an effective mix of fixed and variable compensation and balance short-term and long-term compensation considerations that are closely tied to the growth of StepStone and enhanced shareholder value.

The compensation of our NEOs is determined by our Compensation Committee, with the compensation for Mr. Hart being subject to recommendation from the Compensation Committee for final determination by the board of directors. Our Compensation Committee did not engage a compensation consultant during fiscal 2023. The Company engaged Johnson Associates as a compensation consultant during fiscal 2023 to conduct a compensation study for our entire organization across employee seniority levels (including our executive team) to provide the Company with market data, analysis and commentary regarding market conditions and compensation trends. In making its determinations and recommendations for fiscal 2023, the Compensation Committee reviewed publicly available compensation-related information provided by Johnson Associates for the following companies in our industry: AllianceBernstein, Artisan Partners Asset Management, Brookfield Corp., Cohen & Steers, Inc., Federated Hermes, GCM Grosvenor Inc., Hamilton Lane Incorporated, Northern Trust, Pzena Investment Management, Victory Capital, and Virtus Investment Partners. Additionally, the Compensation Committee utilized this market information to evaluate the pay mix and structure of our executive compensation. In addition to the publicly available data of comparators listed above, Johnson Associates provided the Company with anonymized, private company data.

The Compensation Committee undertakes an annual review of the Company’s compensation policies and practices generally, financial incentive criteria, usage of equity for compensation, vesting and performance criteria and forfeiture and recoupment provisions. The Compensation Committee has determined that risks arising from the Company’s compensation policies and practices for all employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

In order to attract, retain, motivate and reward our executives, we consider a total rewards approach to compensation, which consists of the components described below.

Base Salary

The base salary for each of the NEOs is determined by the Compensation Committee (or, for Mr. Hart, by recommendation from the Compensation Committee to the board of directors for approval). In December 2022, following performance-related discussions for each NEO and consideration of information regarding base salaries of executives of our compensation peer group, the Compensation Committee (and, for Mr. Hart, the board of directors) determined to maintain the base salaries of the NEOs at $300,000 annually. Effective July 1, 2023, the Compensation Committee (or, for Mr. Hart, the board of directors after recommendation from the Compensation Committee) increased the salary of each Section 16 officer, including each NEO, to $500,000 annually.

Annual Incentive Compensation

Beginning in calendar year 2022, the Compensation Committee has recommended, and the board of directors has approved, a transition for Mr. Hart’s annual incentive compensation to be determined based on performance against corporate goals and objectives established at the beginning of calendar year 2022 relating to (i) financial and investment performance, including fee-related earnings (“FRE”), FRE margin, fee-earning assets under management (“FEAUM”) and adjusted net income per share, (ii) team and culture management, including with a view to diversity, equity and inclusion and environmental, social and governance considerations, (iii) client relationship management, and (iv) enumerated strategic priorities for 2022, including entering into a new option agreement with personnel associated with StepStone Private Wealth, our retail platform, which was completed in November 2022. Based on a holistic assessment of these goals and objectives, the Compensation Committee recommended and the board of directors approved Mr. Hart’s bonus for the 2022 calendar year of $900,000.

The other NEOs were eligible to receive an annual bonus for calendar year 2022 based on the approval of the Compensation Committee. In December 2022, in consideration of each NEO’s performance and StepStone’s performance during calendar year 2022, the Compensation Committee approved, the following bonuses for the 2022 calendar year: $750,000 for Mr. Randel and $900,000 for Messrs. Ment, Fernandez and McCabe.

Long-Term Incentive Compensation

Restricted Stock Units. During fiscal 2023, we granted RSU awards under our 2020 Long-Term Incentive Plan (the “2020 LTIP”) to each of our NEOs, other than to Mr. Fernandez. On February 14, 2023, Mr. Hart received 20,711 RSUs, Mr. Ment received 13,807 RSUs, and Messrs. Randel and McCabe each received 3,452 RSUs. All of the RSUs vest in equal annual installments over four years. The Compensation Committee and the board of directors believe that a four-year vesting period encourages our NEOs to take a longer-term view of our overall performance and stockholder value, while also providing a key retention incentive. Due to his significant equity ownership, during fiscal 2023, Mr. Fernandez did not receive an award of RSUs.

Carried Interest. We receive an allocation of performance-based fees, commonly referred to as “carried interest,” from limited partners in our investment funds and separately managed accounts for which we act as both investment adviser and general partner or managing member (the “StepStone Funds”) and we hold an equity interest. Approximately 50% of carried interest allocation revenue is awarded to certain employees, including our

NEOs, as a form of long-term incentive compensation, fostering alignment of interest with our clients and investors, and retaining key investment professionals. Ownership of carried interest by our named executive officers may be subject to a range of vesting conditions, including continued employment and forfeiture upon occurrence of certain specified events post-termination, thus serving as an important employment retention mechanism. Carried interest awards to employees have historically vested over eight years; however, awards granted in April 2020 and thereafter vest over five years. Each carried interest award is subject to accelerated vesting in connection with certain qualifying terminations, as described under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control—Carried Interest” below.

Each of our NEOs received cash distributions attributable to carried interest awards in fiscal 2023 which are reflected in the “All Other Compensation” column of the Summary Compensation Table below.

Other Benefits and Perquisites

Retirement Benefits. We offer eligible employees, including our NEOs, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute an amount that cannot exceed 100% of their eligible compensation up to the Internal Revenue Service’s annual limits on either a before-tax or after-tax basis into the 401(k) plan. We make a non-discretionary non-matching contribution to the plan on behalf of all eligible employees equal to 3% of their eligible pay. All company contributions are immediately 100% vested.

Health and Welfare Benefits. Our NEOs participate in the same health and welfare benefit programs offered to our broader employee populations. In addition, we provide our NEOs and other senior employees with enhanced life and disability insurance benefits for which the Company pays the premiums.

Termination Benefits. As described under “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control” below, StepStone is not party to any employment, severance or change in control arrangements with our NEOs; however, the outstanding equity awards held by our NEOs and each NEO’s carried interest awards are eligible for accelerated vesting in connection with certain termination or change in control events. Historically, we have not viewed severance arrangements for executive officers as necessary due to existing carried interest and other long-term equity holdings amongst our executive officers.

Perquisites and Other Compensation. We believe that our executive compensation program provides appropriate compensatory levels without the need for excessive perquisites and benefits. As a result, none of our NEOs received any perquisites in excess of $10,000 during fiscal 2023. We do, however, provide certain limited tax reimbursements for unitholders of the Partnership who provide services to the Partnership, including our NEOs, who own less than one percent of the outstanding units of the Partnership. Such individuals are eligible to receive a self-employment tax make-whole payment in the amount of self-employment tax payable by the individual that would not have been payable by the individual if the individual had the status of an employee of the Partnership for tax purposes.

Other Compensation Matters

Clawback Policy

We intend to adopt a clawback policy that is compliant with Listing Rule 5608 adopted by the Nasdaq Stock Market to implement Rule 10D-1 under the Exchange Act that will be effective as of October 2, 2023.

Tax and Accounting Implications of Executive Compensation Decisions

In making compensation decisions, the Compensation Committee and the board of directors consider the tax treatment and accounting implications; however, these are not the primary basis upon which our compensation decisions are made and are only secondary considerations to ensuring that our compensation decisions further our overall executive compensation philosophy. As a result, the compensation received by our NEOs may not be fully tax deductible or may have adverse accounting consequences.

Prohibition on Hedging and Pledging

As described under “Board of Directors and Corporate Governance—Prohibitions and Restrictions on Hedging and Pledging Transactions” above, our NEOs, members of their immediate families and households and their controlled entities are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of StepStone securities and from pledging StepStone securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended March 31, 2023.

Compensation Committee:

Monte M. Brem
Scott W. Hart

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation earned by or granted to our Named Executive Officers during the fiscal years ended March 31, 2021, 2022 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott W. Hart	2023	$294,231	$900,000	$599,998	$1,801,027	$3,595,256
Chief Executive Officer and Director	2022	$300,000	$900,000	$200,015	$4,810,723	$6,210,738
	2021	$262,500	$900,000	$—	$478,376	$1,640,876

Johnny D. Randel	2023	$294,231	$750,000	$100,004	$962,251	$2,106,486
Chief Financial Officer	2022	$262,500	$750,000	$99,990	$2,543,541	$3,656,031

Jason P. Ment	2023	$294,231	$900,000	$399,989	$1,364,105	$2,958,325
President and Co-Chief Operating Officer	2022	$262,500	$850,000	$200,015	$3,701,307	$5,013,822
	2021	$250,000	$850,000	$1,196,820	$535,220	$2,832,040

Jose A. Fernandez	2023	$294,231	$900,000	$—	$2,206,008	$3,400,239
Co-Chief Operating Officer and Director	2022	$300,000	$900,000	$—	$5,104,188	$6,304,188

Michael McCabe	2023	$294,231	$900,000	$100,004	$3,049,343	$4,343,578
Head of Strategy and Director	2022	$300,000	$900,000	$99,990	$7,705,295	$9,005,285
	2021	$275,000	$767,578	$—	$1,299,266	$2,341,844

(1)

Amounts in this column for fiscal 2023 represent the value of an annual cash bonus paid in December 2022 in respect of the executive’s performance during calendar year 2022, as described in more detail under “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation” above.

(2)

Amounts in this column for fiscal 2023 represent the aggregate grant date fair value of RSUs granted under our 2020 LTIP, calculated in accordance with FASB ASC Topic 718, based on the closing price per share of Class A common stock on February 14, 2023, the date of grant, of $28.97. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2023 located in our Annual Report on Form 10-K for such fiscal year.

(3)

Amounts in this column for fiscal 2023 include cash payments received in respect of carried interest allocations, life and disability insurance premiums, 401(k) company contributions, and self-employment make-whole tax payments for each NEO, each as set forth in the following table:

Name	Carried Interest Cash Payments ($)	Insurance Premiums ($)	401(k) Company Contributions ($)	Self- Employment Make- Whole Tax Payments ($)
Scott W. Hart	$1,787,115	$5,647	$8,265	$—
Johnny D. Randel	$944,141	$9,845	$8,265	$—
Jason P. Ment	$1,319,359	$5,219	$8,265	$31,262
Jose A. Fernandez	$2,189,945	$7,798	$8,265	$—
Michael McCabe	$3,033,065	$8,013	$8,265	$—

Grants of Plan-Based Awards Table

The following table includes information regarding RSUs granted to Named Executive Officers under the 2020 LTIP during fiscal 2023.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Scott W. Hart	2/14/23	12/20/22	20,711	$599,998
Johnny D. Randel	2/14/23	12/20/22	3,452	$100,004
Jason P. Ment	2/14/23	12/20/22	13,807	$399,989
Jose A. Fernandez			—	$—
Michael McCabe	2/14/23	12/20/22	3,452	$100,004

(1)

Amounts in this column represent RSUs granted to the NEOs under the 2020 LTIP, which vest in equal annual installments on each of February 14, 2024, 2025, 2026 and 2027, subject to continued employment through the applicable vesting date.

(2)

Amounts in this column represent the aggregate grant date fair value of RSUs granted under the 2020 LTIP, calculated in accordance with FASB ASC Topic 718, based on the closing price per share of Class A common stock on February 14, 2023, the date of grant, of $28.97. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2023 located in our Annual Report on Form 10-K for such fiscal year.

Outstanding Equity Awards as of March 31, 2023

In connection with the reorganization during our IPO, we reclassified the Partnership’s interests held by certain partners as Class B units and B2 units. Two of our NEOs, Messrs. Hart and Ment, hold unvested Class B2 units. The following table reflects information regarding outstanding unvested Class B2 units and RSUs held by our Named Executive Officers as of March 31, 2023.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Scott W. Hart
Restricted Stock Units(2)	2/14/23	20,711	$502,656
Restricted Stock Units(2)	2/14/22	4,358	$105,769
Class B2 units(3)	6/1/18	86,651	$2,103,020
Johnny D. Randel
Restricted Stock Units(2)	2/14/23	3,452	$83,780
Restricted Stock Units(2)	2/14/22	2,179	$52,884
Restricted Stock Units(4)	9/18/20	15,650	$379,826
Jason P. Ment
Restricted Stock Units(2)	2/14/23	13,807	$335,096
Restricted Stock Units(2)	2/14/22	4,358	$105,769
Restricted Stock Units(4)	9/18/20	33,244	$806,832
Class B2 units(3)	6/1/18	101,102	$2,453,746
Jose A. Fernandez	—	—	—
Michael McCabe
Restricted Stock Units(2)	2/14/23	3,452	$83,780
Restricted Stock Units(2)	2/14/22	2,179	$52,884

(1)	The market value in this column is based on the closing trading price of $24.27 per share as of March 31, 2023 for our Class A common stock listed on the Nasdaq Global Select Market.

(2)	These RSUs vest in equal annual installments on each of the first four anniversaries of the grant date, subject to continued employment through the applicable vesting date.
(3)

These restricted Class B2 units vest in approximately equal quarterly installments on each September 1, December 1, March 1 and June 1 through June 1, 2024, subject to continued employment through the applicable vesting date. Upon the final vesting date of the Class B2 units, they will automatically convert into Class B units, which will be exchangeable on a one-for-one basis for shares of Class A common stock or, at our election, for cash.

(4)	These RSUs vest in equal annual installments on each of September 30, 2023 and 2024, subject to continued employment through the applicable vesting date.

Option Exercises and Stock Vested

The following table reflects Class B2 units and RSUs held by our Named Executive Officers which vested during fiscal 2023. None of our NEOs hold any outstanding stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Scott W. Hart
Restricted Stock Units	1,453	$42,093
Class B2 units	69,354	$1,945,845
Johnny D. Randel
Restricted Stock Units	8,551	$212,823
Jason P. Ment
Restricted Stock Units	18,076	$449,523
Class B2 units	80,919	$2,270,321
Jose A. Fernandez	—	—
Michael McCabe	726	$21,032

(1)	The value of Class B2 units and RSUs is determined based on the closing trading price of a share of Class A common stock on the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation

Our NEOs do not participate in any defined benefit pension plans or nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Employment Agreements

We do not have any employment, severance or change in control arrangements with our NEOs.

Class B2 Units

Any unvested Class B2 units held by an NEO who remains an active partner of the Partnership through the closing of a Change in Control (as defined below) will become vested in full upon the closing of such transaction. Upon the final vesting date of the Class B2 units, they will automatically convert into Class B units, which will be exchangeable on a one-for-one basis for shares of Class A common stock or, at our election, for cash.

In the event of an NEO’s breach of certain non-competition or non-solicitation covenants or upon a termination for cause, the Partnership will have the right to reduce any vested Class B2 units held by such NEO by up to 50%.

For purposes of the Class B2 units, “Change in Control” means (i) any person becomes the beneficial owner of 50% or more of the equity securities of the Partnership; (ii) sale of all or substantially all of the assets of the Partnership; or (iii) consummation of a tender offer, merger, recapitalization, consolidation, business combination, reorganization or other transaction, or series of related transactions, involving the Partnership, where after such transaction either (a) the owners of the Partnership do not own 50% or more of the combined equity securities of the Partnership or the surviving entity or (b) the owners of the Partnership are not entitled to cast at least a majority of the votes for the board of directors of StepStone.

Carried Interest

Any carried interest awards made to our NEOs vest in full upon a termination due to death or permanent disability. In the event of a termination of employment due to Retirement, all carried interest awards will continue to vest as if the NEO continued to remain employed, subject to the NEO’s compliance with certain non-competition and non-solicitation conditions. In the event of an NEO’s termination for Cause, 50% of such NEO’s carried interest he or she would have retained upon their termination is deemed forfeited.

For purposes of the carried interest awards:

•

“Cause” means the commission of any of the following by the NEO and the subsequent failure to cure such breach (if curable) within 30 days after notice from StepStone: (i) conviction of, or plea of guilty or nolo contendere to, any criminal act involving moral turpitude; (ii) material act of dishonesty or fraud or misrepresentation which would reasonably be expected to adversely and materially affect the assets, business or prospects of StepStone and its affiliates; or (iii) any other similar misconduct that would entitle StepStone clients of any investment product to remove StepStone as the general partner or manager or cause an early termination of the investment product or its investment period.

•	“Retirement” occurs upon a termination of employment other than for Cause on or after attaining age 50 with 15 years of service.

Restricted Stock Units

Pursuant to the terms of the award agreements for the RSUs granted to our NEOs, in the event of a termination of employment due to death or disability, all outstanding RSUs will vest in full. In the event of a termination of employment due to Retirement (as defined below), all outstanding RSUs will continue to vest as though the named executive officer had remained employed. In addition, in the event of termination of the NEO’s employment without Cause (as defined below) or a resignation for Good Reason (as defined below), in each case, upon or within the 13-month period following a Change in Control (as defined below), all unvested RSUs will vest in full.

For purposes of the RSU award agreements:

•

“Cause” means the occurrence of any of the following: (i) the NEO’s failure substantially to perform his or her duties and responsibilities to us or our affiliate or violation of any of our policies; (ii) the NEO’s commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in injury to us or our affiliates; (iii) unauthorized use or disclosure by the NEO of any of our proprietary information or trade secrets; or (iv) the NEO’s breach of any of his or her obligations under any written agreement or covenant with us or any affiliate.

•

“Change in Control” means the occurrence, in a single or series of related transactions of any of the following: (i) any person becomes the owner of 50% or more of the combined voting power of us other than by virtue of a merger, consolidation or similar transaction, (ii) consummation of a merger, consolidation or similar transaction where after such transaction our stockholders do not own 50% or more of the combined voting power of the surviving or parent entity in substantially the same proportions as prior to such transaction, (iii) consummation of sale, lease, license or other disposition of all or substantially all of our assets, or (iv) members of the incumbent board of directors ceasing to constitute at least a majority of our board of directors.

•

“Good Reason” means the occurrence of any of the following, without the NEO’s consent: (i) we reduce the NEO’s annual base salary, unless such reduction is pursuant to a general reduction in annual base salaries applicable to all similarly situated employees, (ii) the NEO experiences a significant diminution of position, duties, responsibilities or status or (iii) NEO is required to relocate to a location that exceeds a 50 mile radius from the NEO’s primary workplace prior to the Change in Control.

•	“Retirement” occurs upon a termination of employment other than for Cause on or after attaining age 50 with 15 years of service.

Quantification of Potential Payments

The table below sets forth the aggregate amounts that would have been payable to each Named Executive Officer with respect to the Class B2 units and RSUs, as described above, assuming the applicable termination event or change in control occurred on March 31, 2023. Carried interest is paid based on the price at which the StepStone Funds are able to sell or otherwise realize value from their investments; it is inherently uncertain and any yet unrealized carried interest amounts may not be paid for several years after carried interest is fully vested, if at all. Because of this uncertainty we do not provide a calculation of carried interest payment amounts that would be payable following the NEO’s retirement, death or disability on March 31, 2023. As of March 31, 2023, only Mr. Fernandez was retirement-eligible for purposes of the carried interest and outstanding RSUs, however Mr. Fernandez does not have any outstanding RSUs or unvested Class B2 units. As a result, he is not included in the table below.

Name	Retirement ($)(1)	Death or Disability ($)	Qualifying Termination in Connection with a Change in Control ($)	Change in Control ($)
Scott W. Hart
Class B2 units(2)	—	—	—	$2,103,020
Restricted Stock Units(3)	—	$608,425	$608,425	—
Johnny D. Randel
Restricted Stock Units(3)	—	$516,490	$516,490	—
Jason P. Ment
Class B2 units(2)	—	—	—	$2,453,746
Restricted Stock Units(3)	—	$1,247,696	$1,247,696	—
Michael McCabe
Restricted Stock Units(3)	—	$136,664	$136,664	—

(1)	Amounts in this column represent the value, as of March 31, 2023, of RSUs that would continue to vest and settle following the NEO’s retirement.
(2)

Amounts in this row reflect Class B2 units that would become vested upon the occurrence of the applicable event, valued based on the closing trading price of $24.27 per share as of March 31, 2023 for our Class A common stock listed on the Nasdaq Global Select Market.

(3)

Amounts in this row reflect RSUs that would become vested upon occurrence of the applicable event based on the closing trading price of $24.27 per share as of March 31, 2023 for our Class A common stock listed on the Nasdaq Global Select Market.

CEO PAY RATIO

The fiscal 2023 total compensation of the median compensation of all our employees who were employed as of January 1, 2023, other than Mr. Hart, our Chief Executive Officer, was $154,875; Mr. Hart’s fiscal 2023 total compensation was $3,595,256; and the ratio of these amounts was 1-to-23.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified the median compensated employee using each employee’s calendar year 2022 base salary, cash bonus earned for calendar year 2022 and the grant date fair value of RSUs granted in February 2023, which we annualized for any employee who did not work for the entire year unless designated as a temporary, seasonal or other non-permanent employee on our payroll records (including interns). We identified our employee population as of January 1, 2023 based on our payroll records or based on our treatment of employees for U.S. tax or local tax reporting purposes. We did not exclude any non-U.S. employees.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
Pay versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see the “Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for Mr. Hart ($) (1)	Summary Compensation Table Total for Mr. Brem ($) (1)	Compensation Actually Paid to Mr. Hart ($) (2)	Compensation Actually Paid to Mr. Brem ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (5)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ in thousands) (8)	Fee- Related Earning s ($ in thousands) (9)
							TSR ($) (6)	Peer Group TSR ($) (7)
2023	$3,595,256	N/A	$2,353,504	N/A	$3,202,157	$2,688,046	$101.29	$138.32	$(45,275)	$156,158
2022	$6,210,738	$6,044,087	$5,884,459	$6,044,087	$5,994,832	$5,911,642	$134.05	$153.12	$484,281	$122,242
2021	$1,640,876	$2,740,522	$8,816,974	$2,740,522	$2,586,942	$7,349,794	$141.36	$140.46	$314,593	$89,484

(1)
Messrs. Hart and Brem served as
Co-Chief
Executive Officers during fiscal 2021 and fiscal 2022 until January 1, 2022, at which point Mr. Brem transitioned to Executive Chairman and Mr. Hart became the sole Chief Executive Officer. The dollar amounts reported in these column
s
represent the amounts reported for Messrs. Hart and Brem as total compensation in our Summary Compensation Table for each of the corresponding fiscal years. See “Executive Compensation Tables—Summary Compensation Table.”

(2)
The dollar amounts reported in this column represent the “compensation actually paid” to Mr. Hart, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Mr. Hart. In accordance with these rules, these amounts reflect total compensation as reported in the Summary Compensation Table for each fiscal year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

	2023	2022	2021
Summary Compensation Table Total	$3,595,256	$6,210,738	$1,640,876
Less, value of “Stock Awards” reported in Summary Compensation Table	$(599,998)	$(200,015)	—
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$506,798	$192,983	—
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(796,483)	$(344,771)	$7,176,098
Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	$(352,069)	$25,524	—
Compensation Actually Paid to Mr. Hart	$2,353,504	$5,884,459	$8,816,974

(3)
The dollar amounts reported in this column represent the “compensation actually paid” to Mr. Brem, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Mr. Brem. No adjustments were made to Mr. Brem’s total compensation as reported in the Summary Compensation Table in order to determine “compensation actually paid” because Mr. Brem did not hold or receive any outstanding equity awards during the applicable fiscal years.

(4)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Messrs. Hart and Brem) as total compensation in our Summary Compensation Table for each of the corresponding fiscal years. The names of each of the NEOs included for these purposes is as follows: (i) for fiscal 2023 and fiscal 2022, Messrs. Randel, Ment, Fernandez and McCabe and (ii) for fiscal 2021, Messrs. Ment and McCabe.
(5)
The dollar amounts reported in this column represent the “compensation actually paid” to the NEOs as a group (excluding Messrs. Hart and Brem), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect total compensation as reported in the Summary Compensation Table for each fiscal year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

	2023	2022	2021
Average Summary Compensation Table Total	$3,202,157	$5,994,832	$2,586,942
Less, average value of “Stock Awards” reported in Summary Compensation Table	$(149,999)	$(99,999)	$(598,410)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$126,699	$96,483	$1,174,879
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(337,248)	$(133,021)	$4,186,383
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	$(153,563)	$53,347	—
Average Compensation Actually Paid to Non-PEO NEOs	$2,688,046	$5,911,642	$7,349,794

(6)
Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is September 16, 2020, the date of the Company’s initial public offering.

(7)	The peer group used for this purpose is the following published industry index: Dow Jones US Asset Managers Index.
(8)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(9)
The dollar amounts reported represent the amount of FRE for the applicable year. FRE is a non-GAAP
performance measure and is comprised of net management and advisory fees, less adjusted expenses which are operating expenses other than (a) performance fee-related
compensation, (b) equity-based compensation for awards granted prior to and in connection with our IPO, profits interests issued by our non-wholly
owned subsidiaries, and unrealized
mark-to-market
changes in the fair value of the profits interests issued in connection with the Private Wealth Transaction, (c) amortization of intangibles, and (d) certain other items that we believe are not indicative of our core operating performance, including charges associated with acquisitions and corporate transactions, contract terminations and employee severance. FRE is presented before income taxes.

Financial Performance Measures
As described further under “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects our performance-based compensation culture. Although a large portion of our executive compensation program relies heavily on equity ownership and carried interest awards to create a direct link between the compensation realized by our NEOs and the interests of our shareholders and our clients, our annual bonus program utilizes a number of financial and non-financial
performance measures to link executive compensation actually paid for fiscal 2023 to the Company’s performance:

•	FRE;

•	FRE margin;

•	FEAUM;

•	adjusted net income per share;

•	client relationship management; and

•	team and culture management.
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the fiscal years ended March 31, 2023 and 2022.

	For the Year Ended March 31,
	2023				2022
	The Company		StepStone Funds (1)		The Company		StepStone Funds (1)
Audit fees	$2,114,535	(2)	$11,622,756	(5)	$2,475,609	(2)	$8,233,136	(5)
Audit-related fees	450,000	(3)	—	(6)	425,814	(3)	—	(6)
Tax fees	2,839,924	(4)	9,241,326	(5)	2,695,301	(4)	7,990,909	(5)
All other fees	—		—		—		—

Total	$5,404,459		$20,864,082		$5,596,724		$16,224,045

(1)	Audit, Audit-related and Tax fees for StepStone fund entities consisted of services to investment funds managed by StepStone in its capacity as the general partner and/or manager of such entities.
(2)

Audit fees consisted of fees for (a) the audits of our consolidated financial statements included in our Annual Report on Form 10-K and services required by statute or regulation; (b) reviews of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; and (c) comfort letters, consents, other services rendered in connection with our registration statements for our secondary offerings and services related to SEC and other regulatory filings. This also includes fees for accounting consultations billed as audit services.

(3)	Audit-related fees consisted of attest services not required by statute or regulation, and due diligence services pertaining to business acquisitions.
(4)

Tax fees consisted of fees for services rendered for tax compliance, tax planning and tax advisory services. Fees for tax compliance were $2,358,833 and $2,000,000 for the fiscal years ended March 31, 2023 and 2022, respectively.

(5)

Audit and Tax fees for StepStone fund entities consisted of services to investment funds managed by StepStone in its capacity as the general partner and/or manager of such entities. Tax fees consisted of fees for services rendered for tax compliance, tax planning and tax advisory services. Fees for tax compliance services were $8,930,086 and $7,083,713 for the fiscal years ended March 31,2023 and 2022, respectively.

(6)	Audit-related fees included due diligence services provided in connection with contemplated investments by StepStone-sponsored investment funds.

Pre-Approval of Audit and Non-Audit Services Policy

The Audit Committee adopted a policy for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services, or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees identified in the table above were approved in accordance with SEC and Public Company Accounting Oversight Board requirements and, following our initial public offering, pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP, and has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight board (the “PCAOB”) and the Securities and Exchange Commission (“SEC”). Additionally, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, as required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. Based upon such review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023 for filing with the SEC.

Audit Committee of the Board of Directors,

David F. Hoffmeister (Chair)

Valerie G. Brown

Anne L. Raymond

*

This report of the Audit Committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Exchange Act.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In accordance with its charter, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually.

Our Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2009. The members of the Audit Committee and our board of directors believe that the continued retention of Ernst & Young LLP as StepStone’s independent registered public accounting firm is in the best interests of StepStone and its stockholders. Our board of directors and Audit Committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The selection of Ernst & Young LLP is accordingly being submitted for ratification of stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, our board of directors and Audit Committee will consider the outcome of the vote in determining whether to retain this firm for the fiscal year ending March 31, 2024. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2024 requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because we expect broker discretionary voting to be permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to this Proposal.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting online and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2024.

PROPOSAL 3—NON-BINDING AND ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act and Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding and advisory basis, to approve the compensation of our NEOs for the fiscal year ended March 31, 2023, as disclosed pursuant to the SEC’s compensation disclosure rules. This proposal is commonly referred to as a “Say-on-Pay” vote.

As described in detail under the “Compensation Discussion and Analysis,” our executive compensation program is rooted in our performance-based compensation culture. We rely heavily on equity ownership and carried interest awards, creating direct links between the compensation realized by our NEOs and the interests of our shareholders and our clients. The components of our executive compensation program are designed to attract, retain, reward and motivate talented executives while offering an effective mix of fixed and variable compensation that balances short-term and long-term compensation considerations that are closely tied to the growth of StepStone and enhanced shareholder value.

Please read the “Compensation Discussion and Analysis” beginning on page 15 and the “Executive Compensation Tables” beginning on page 20 for more information about the compensation of our NEOs during fiscal 2023.

We are asking stockholders to vote “For” the following resolutions:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s NEOs for the fiscal year ended March 31, 2023, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion disclosed in this Proxy Statement.”

Approval, on a non-binding and advisory basis, of the compensation of our NEOs requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 3. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 3, and broker non-votes, if any, will have no effect on this Proposal.

This Say-on-Pay vote is not binding on our board of directors. However, our board of directors and the Compensation Committee will review and consider the results of this Say-on-Pay vote when making future compensation decisions for our NEOs. Our current policy is to hold Say-on-Pay votes on an annual bonus, and thus, we expect that we will conduct our next Say-on-Pay vote at our 2024 annual meeting of stockholders.

FOR	OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL, ON A NON-BINDING AND ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4—APPROVAL OF THE STEPSTONE GROUP INC. 2023 EMPLOYEE STOCK PURCHASE PLAN

On July 13, 2023, our board of directors approved the StepStone Group Inc. 2023 Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval at the Annual Meeting, to provide StepStone employees with an opportunity to purchase shares of our Class A common stock through payroll and other contributions. Our board of directors believes that the ESPP will serve as an important component of our employee compensation program, as it will assist in attracting and retaining employees by providing eligible employees with the opportunity to become StepStone stockholders at favorable prices, aligning the interests of participating employees with those of stockholders. If approved by the stockholders at the Annual Meeting, we will file a registration statement with the SEC pursuant to the Securities Act of 1933 covering the shares of Class A common stock authorized for issuance under the ESPP.

Summary of the ESPP

The following summary describes the material terms of the ESPP. This summary of the ESPP is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, which is attached hereto as Appendix A. Stockholders are encouraged to read the ESPP in its entirety.

Purpose

The ESPP is intended to enable eligible employees of the Company and its designated affiliates to use payroll deductions and other additional payments, referred to as “contributions,” to purchase shares of our Class A common stock, and thereby acquire an interest in the future of the Company. The ESPP is not intended to qualify for tax treatment as an “employee stock purchase plan” under Section 423 of the Code.

Administration

The ESPP will be administered by the Compensation Committee or another committee designated by our board of directors to administer the ESPP (the “ESPP Administrator”). All questions of interpretation of the ESPP are determined by the ESPP Administrator, whose decisions are final and binding upon all participants. The ESPP Administrator may delegate its responsibilities under the ESPP to one or more other persons.

Eligibility; Participation

Each employee of StepStone and its designated affiliates who customarily works 20 hours or more per week and was employed by StepStone or its designated affiliate at least 30 days prior to the enrollment date (as described below), or as may otherwise be required to be permitted to participate by applicable law, will be eligible to participate in the ESPP. Employees will not be eligible to participate if, immediately after the grant, the employee would beneficially own 5% or more of the outstanding shares of Class A common stock or any other class of common stock of StepStone.

An eligible employee may begin participating in the ESPP effective at the beginning of an offering period (as described below). Once enrolled in the ESPP, a participant receives an option to purchase shares of our Class A common stock with payroll deductions or other contributions, which is automatically exercised at the end of the applicable offering period. Once an offering period is over, a participant is automatically enrolled in the next offering period unless the participant chooses to withdraw from the ESPP. A participant may only accumulate contributions of up to $10,000 during each fiscal year.

Employees of the Company or a designated affiliate who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the ESPP or an option offering, as determined by the ESPP Administrator. The ESPP Administrator may establish one or more sub-plans of the ESPP to provide benefits to employees of designated affiliates located outside the United States in a manner that complies with local law. Any such sub-plan will be a component of the ESPP and will not be a separate plan.

As of July 1, 2023, approximately 900 employees are expected to be eligible to participate in the ESPP.

Shares Available under the ESPP

The maximum number of shares of our Class A common stock that will be made available for sale under the ESPP will be 2,200,000 shares, subject to adjustment upon changes in the capitalization of the Company, as described below. Until the shares of Class A common stock are issued, a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

Offering Periods

The ESPP will be implemented by consecutive “offering periods,” with new offering periods commencing at times determined by the ESPP Administrator. The ESPP Administrator may change the duration and timing of offering periods (including the commencement dates thereof) without stockholder approval. The first offering period will commence on the first trading day of the Company’s 2025 fiscal year and terminate on the last trading day of the second fiscal quarter of the Company’s 2025 fiscal year, and subsequent offering periods will be each six-month period (two full fiscal quarters) commencing after the first offering period ends. Offering periods may not be longer than 27 months. The first trading day of each offering period is referred to as the “enrollment date,” and the last trading day of each offering period is referred to as the “exercise date,” which is the date on which options for such offering period are exercised.

Purchase Price

The price per share at which shares are purchased under the ESPP will generally be 85% of the fair market value of the Class A common stock on the first or the last day of the offering period, whichever is lower; however, the ESPP Administrator may determine a different purchase price. A participant may designate payroll deductions or other contributions (up to 15% of a participant’s compensation) to be used to purchase shares. A participant may only change the percentage or other amount of compensation that is deducted to purchase shares under the ESPP (other than to withdraw entirely from the ESPP) effective at the beginning of an offering period. At the end of each offering period, unless the participant has withdrawn from the ESPP, payroll deductions and other contributions are applied automatically to purchase shares of our Class A common stock at the purchase price described above. The number of shares purchased is determined by dividing the payroll deductions and other contributions by the applicable purchase price.

Withdrawal

A participant may withdraw all, but not less than all, of the contributions credited to his or her notional account and not yet used to exercise his or her option under the ESPP at any time. Upon withdrawal, all of the participant’s contributions credited to the participant’s notional account will be paid to the participant as soon as reasonably practicable after receipt of notice of withdrawal (without interest, except as otherwise required under local laws), the participant’s option for the offering period will be automatically terminated, and no further contributions for the purchase of shares will be made for such offering period. Following a participant’s withdrawal, the participant will not be eligible to re-enroll in the ESPP until the succeeding offering period.

Termination of Employment or Eligibility

Upon the termination of a participant’s employment with the Company or a designated affiliate, as applicable, for any reason or if a participant loses eligibility to participate in the ESPP, the participant will be deemed to have elected to withdraw from the ESPP and the contributions credited to such participant’s notional account during the offering period but not yet used to purchase shares will be returned to the participant or, in the case of his or her death, to the person or persons entitled to such amounts under the terms of the ESPP (without interest, except as otherwise required under local laws), and the participant’s option to purchase shares will be automatically terminated. However, if a participant’s loss of eligibility is as a result of becoming a part-time employee, such participant will continue to participate in the then-current offering period but will not be automatically re-enrolled in any succeeding offering period.

Corporate Events

In the event of any reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends or distributions or similar events, the ESPP Administrator will appropriately adjust the number and class of shares available under the ESPP, any outstanding purchase rights and the applicable purchase price of such shares.

In the event of the proposed dissolution or liquidation of the Company, any offering period then in progress will be shortened by setting a new exercise date and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the ESPP Administrator.

In the event of a merger, sale or other similar corporate transaction involving the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or an affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new exercise date on which such offering period will end.

Transferability

Rights to purchase Class A common stock under the ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.

Amendment and Termination

If the stockholders approve the ESPP, it will be effective on September 13, 2023 and will continue in effect until terminated. Our board of directors may amend, alter or discontinue the ESPP in any respect at any time; however, stockholder approval is required for any amendment that would increase the number of shares reserved under the ESPP (other than pursuant to an adjustment as provided in the ESPP) or materially change the eligibility requirements to participate in the ESPP.

New Plan Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of payroll deductions or other contributions made to purchase shares of our Class A common stock under the ESPP is entirely within the discretion of each participant (subject to the limitations discussed above).

U.S. Federal Income Tax Consequences

The following is a brief description of tax consequences to ESPP participants and the Company and is intended to be used solely by stockholders in considering how to vote on this proposal and not as tax guidance to ESPP participants. It relates only to U.S. federal income tax and does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. Different tax rules may apply to specific participants and transactions under the ESPP, particularly in jurisdictions outside the United States. In addition, this summary reflects U.S. federal income tax laws in effect as of the date of this proxy statement; federal income tax laws and regulations are frequently revised and may be changed again at any time.

In general, there are no federal income tax consequences to a participant upon the grant of the option to purchase shares under the ESPP at the beginning of an offering period. Upon the exercise of the option at the end of the offering period, participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Class A common stock purchased less the purchase price paid. Upon a subsequent disposition of shares of Class A common stock acquired under the ESPP, the participant will have a capital gain (or loss), depending on the difference between the sale price of the share and the fair market value of the share on the date purchased under the ESPP. The capital gain (or loss) is considered “long term” or “short term,” depending on whether the participant held the shares for more than one year.

The Company is entitled to a tax deduction in the same amounts and at the same time ordinary income is recognized by a participant under the ESPP.

Vote Required

Approval of the ESPP requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 4. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 4, and broker non-votes, if any, will have no effect on this Proposal.

FOR	OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE STEPSTONE GROUP INC. 2023 EMPLOYEE STOCK PURCHASE PLAN.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our board of directors has adopted a written policy regarding the review, approval, ratification or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (defined in the policy to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of any class of our stock or securities exchangeable for our stock and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect interest. In approving or disapproving any such transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification or disapproval of the transaction.

Other than the transactions described below under the “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

Transactions with Management, our Directors and Certain Beneficial Owners

One of our directors, Steven Mitchell, is a controlling stockholder and serves on the investment committee of Argonaut Private Capital, LP, which manages several private equity investment funds. In connection with the formation of one of these funds, an affiliate of ARG Private Equity, LLC (formerly Argonaut Private Equity, LLC), directly and indirectly, sold investments represented by capital commitments of $400 million in the aggregate. The purchasers included accounts managed or advised by the Partnership. Since April 1, 2022 (i.e., the beginning of the last completed fiscal year) no additional capital commitments have been made by accounts managed or advised by the Partnership (including related investments by the Partnership), in the funds managed by Argonaut Private Capital, LP. These accounts have paid management fees to Argonaut Private Capital, LP aggregating to $1.6 million since April 1, 2022. Mr. Mitchell benefitted from these payments in his capacity as controlling stockholder of Argonaut Private Capital, LP.

In addition, certain persons, including our employees and partners of the Partnership, and directors of the Company, have the opportunity to invest their personal capital in the StepStone Funds on the same terms and conditions as other unaffiliated clients and investors, except that these investments are generally not subject to management fees or carried interest. Investments by any such persons in StepStone Private Markets and StepStone Private Venture and Growth Fund, funds for which the Partnership acts as sub-adviser, are subject to management fees and, as applicable, carried interest. Each of these investment opportunities are available to those persons whom we have determined to have a status, such as a “qualified purchaser” under the Investment Company Act of 1940, as amended, and/or an “accredited investor” under the Securities Act of 1933, as amended, that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage these persons to invest in the StepStone Funds because we believe that such investing further aligns their interests with those of our fund investors and our firm. In the aggregate, the Company’s executive officers, employees who are stockholders beneficially owning in excess of 5% of a class our stock, and non-independent directors (and their respective family members and investment vehicles) have made commitments to the StepStone Funds between April 1, 2022 and July 1, 2023 of approximately $67.7 million in the aggregate, and have received distributions from the StepStone Funds as a result of their invested capital during that period of approximately $46.9 million in the aggregate.

Acquisition of Greenspring Associates

On September 20, 2021, the Company and the Partnership completed the previously announced acquisition of Greenspring Associates, Inc. and related entities (the “Greenspring Acquisition”). In connection with the closing of the Greenspring Acquisition, and as described more fully below, the Limited Partnership Agreement of the Partnership amended to provide for certain governance and other rights and restrictions for the sellers in the Greenspring Acquisition.

Each of C. Ashton Newhall and James Lim were sellers in the Greenspring Acquisition and, following the Greenspring Acquisition, became more than 5% beneficial owners of our Class A common stock and partners in the Partnership. C. Ashton Newhall’s brother, Adair Newhall, also was a seller in the Greenspring Acquisition and also became a partner in the Partnership. Each of C. Ashton Newhall, James Lim and Adair Newhall has received compensation and partnership distributions from the Partnership in excess of $120,000 since April 1, 2022.

Transactions in Connection with our Reorganization and Initial Public Offering

The Reorganization

In connection with the reorganization (i.e., the series of transactions immediately before the Company’s initial public offering, which was completed on September 18, 2020) and our initial public offering, we entered into the Tax Receivable Agreements, the StepStone Limited Partnership Agreement, the Exchange Agreement, the Stockholders Agreement and the Registration Rights Agreement. In addition, we acquired from existing limited partners of the Partnership certain partnership interests using a portion of the proceeds of our initial public offering, and in the case of certain pre-initial public offering institutional investors (the “Direct StepStone Stockholders”), in exchange for Class A common stock. We classified the Partnership’s interests acquired by the Company as Class A units and reclassified the Partnership’s interests held by certain partners as Class B units.

The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety.

Tax Receivable Agreements

The Company used the net proceeds that it received from the initial public offering to purchase shares of Class A common stock from certain of the Partnership’s unitholders, including certain members of the Company’s senior management, at a per-share price equal to the per-share price paid by the underwriters for shares of the Company’s Class A common stock in the initial public offering. In connection with the initial public offering, holders of Class B units became parties to the Exchange Tax Receivables Agreement, described below. In connection with the closing of the Greenspring Acquisition (as described above), holders of Class C units also became parties to the Exchanges Tax Receivable Agreement via joinder.

The limited partners of the Partnership (not including the Company) may exchange their Class B or Class C units for shares of the Company’s Class A common stock on a one-for-one basis or, at the Company’s election, for cash. When a Class B unit is exchanged for a share of the Company’s Class A common stock or cash, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. No shares of common stock are redeemed when a Class C unit is exchanged for a share of the Company’s Class A common stock or cash.

As a result of these purchases and any subsequent exchanges, we are entitled to a proportionate share of the existing tax basis of the assets of the Partnership. In addition, the Partnership and certain of its direct or indirect subsidiaries that are treated as partnerships for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for the taxable year of the initial public offering, any secondary offerings and any exchange, which is expected to result in increases to the tax basis of the tangible and intangible assets of the Partnership which will be allocated to the Company. These increases in tax basis are expected to increase the Company’s depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that the Company would otherwise be required to pay.

The Direct StepStone Stockholders, which were pre-initial public offering institutional investors in the Partnership, held their interests in the Partnership through “blocker companies.” Pursuant to the blocker mergers that occurred as part of the reorganization, the Company inherited the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the blocker companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the blocker companies generated before the blocker mergers, which may be utilized by the Company, subject to certain limitations imposed under applicable law, to reduce the amount of tax that the Company would otherwise be required to pay.

The Company has entered into an Exchanges Tax Receivable Agreement with certain partners of the Partnership and a Reorganization Tax Receivable Agreement with the Direct StepStone Stockholders. The Exchanges Tax Receivable Agreement provides for payment by the Company to certain partners of the Partnership (not including the Company) of 85% of the amount of the net cash tax savings, if any, that the Company realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) the Company’s acquisition of such partner’s Partnership units in connection with the initial public offering, any secondary offerings and any exchanges and (ii) any payments the Company makes under the Exchanges Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement provides for payment by the Company to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that the Company realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the blocker companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the blocker companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest.

The Company will retain the benefit of the remaining 15% of these net cash tax savings. The obligations under the Tax Receivable Agreements are the Company’s obligations and not obligations of the Partnership. For purposes of each Tax Receivable Agreement, the benefit deemed realized by the Company will be computed by comparing the Company’s U.S. federal, state and local income tax liability to the amount of such U.S. federal, state and local taxes that the Company would have been required to pay had it not been able to utilize any of the benefits subject to such Tax Receivable Agreement. The actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the Tax Receivable Agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. In addition, the StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain of the Partnership investment assets that were held at the time of the closing of our initial public offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to StepStone and corresponding items of gain being specially allocated to the other partners of the Partnership.

The term of each Tax Receivable Agreement commenced upon the completion of our initial public offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or have expired, unless the Company exercises its right to terminate such Tax Receivable Agreement (or such Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case, the Company will be required to make the termination payment specified in such Tax Receivable Agreement, as specified below. We expect that all of the intangible assets, including goodwill, of the Partnership allocable to the Partnership units acquired or deemed acquired by the Company from existing partners of the

Partnership at the time of our initial public offering, any secondary offerings and any exchanges will be amortizable for tax purposes.

Estimating the amount and timing of payments that may be made under a Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, some of which may only be applicable to the Exchanges Tax Receivable Agreement or the Reorganization Tax Receivable Agreement, and some of which are applicable to both Tax Receivable Agreements, including:

•

the timing of purchases or future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Partnership at the time of each purchase of units from the partners of the Partnership in each future exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of the Partnership is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges are taxable—if the purchase of units from the partners of the Partnership in connection with any secondary offerings or any future exchange is not taxable for any reason, increased tax deductions will not be available;

•	the amount of the exchanging unitholder’s tax basis in its units at the time of the relevant exchange;

•

the amount and timing of the utilization of tax attributes—the amount of applicable tax attributes of the blocker companies at the time of the Blocker Mergers and the amount and timing of the utilization of such tax attributes pursuant to applicable law will impact the amount and timing of payments under the Reorganization Tax Receivable Agreement;

•

the amount, timing and character of the Company’s income—we expect that the Tax Receivable Agreements will require the Company to pay 85% of the net cash tax savings as and when deemed realized. If the Company does not have taxable income during a taxable year, the Company generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreements for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreements; and

•	U.S. federal, state and local tax rates in effect at the time that we realize the relevant tax benefits.

In addition, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that the Company may have made under a Tax Receivable Agreement and the portion of the Company’s payments under such Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

The Company has the right to terminate each Tax Receivable Agreement, in whole or in part, at any time. Each Tax Receivable Agreement provides that if (i) the Company exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) the Company experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) the Company fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date or (v) the Company materially breaches its obligations under the Tax Receivable Agreement, the Company will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in each Tax Receivable Agreement, including (i) the assumption that the Company would have enough taxable income to fully utilize the tax benefit resulting from the tax assets which are the subject of such Tax Receivable Agreement; (ii) the assumption that any item of loss deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by the Company ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) in the case of the Reorganization Tax Receivable Agreement, the assumption that any net operating loss (and similar items) inherited from the blocker companies will be used by the Company ratably from the taxable year that includes an early termination through the earlier of (x) the scheduled expiration of such net operating loss (or similar item) or (y) 15 years (or longer, to the extent that the Company is prevented from fully utilizing such net operating loss (or similar item) under certain U.S. federal income tax rules); (iv) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (v) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change and, solely with respect to the Exchanges Tax Receivable Agreement; and (vi) the assumption that any units (other than those held by the Company) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A common stock on the termination date. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) the Secured Overnight Financing Rate (“SOFR”) plus 400 basis points.

The payments that we are required to make under the Tax Receivable Agreements are expected to be substantial. Based on certain assumptions, including no material changes in the relevant tax law and that the Company earns sufficient taxable income to realize the full tax benefits that are the subject of the Tax Receivable Agreements, as of March 31, 2023, we expect that future payments to the Direct StepStone Stockholders and partners of the Partnership (not including the Company) in respect of the reorganization, the initial public offering and any secondary offerings will equal $199.3 million in the aggregate, although the actual future payments to the Direct StepStone Stockholders and continuing limited partners of the Partnership will vary based on the factors discussed above, and estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreements in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreements could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the Tax Receivable Agreements within a specified period of time following the filing of the Company’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 400 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of SOFR plus 500 basis points. Because of our structure, our ability to make payments under the Tax Receivable Agreements is dependent on the ability of the Partnership to make distributions to us. The ability of the Partnership to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreements for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the Internal Revenue Service (“IRS”) to challenge a tax basis increase or the inheritance of tax attributes from the blocker companies, the Company will not, in the event of a successful challenge, be reimbursed for any payments previously made under a Tax Receivable Agreement (although the Company would reduce future amounts otherwise payable to a holder of rights under such Tax Receivable Agreement to the extent such holder has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. In addition, the required final and binding determination that a holder of rights under a Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and the Company will not be permitted to reduce its payments under a Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under a Tax Receivable Agreement significantly in excess of the benefit that the Company actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits) resulting from (i) (x) the Company’s acquisition of Partnership units and inheritance of tax attributes from the blocker companies from Direct StepStone Stockholders and (y) the Company’s acquisition of Partnership units from continuing limited partners of the Partnership and future exchanges and (ii) any payments the Company makes under the Tax Receivable Agreement. The Company may not be able to recoup those payments, which could adversely affect the Company’s financial condition and liquidity.

No holder of rights under the Exchanges Tax Receivable Agreement or Reorganization Tax Receivable Agreement (including the right to receive payments under the respective Tax Receivable Agreement) may transfer its rights to another person without the written consent of the Company, except that all such rights under the Exchanges Tax Receivable Agreement may be transferred to another person to the extent that the corresponding Partnership units are transferred in accordance with the StepStone Limited Partnership Agreement.

Certain of our directors, executive officers and beneficial owners of more than 5% of our Class A common stock or Class B common stock received payments pursuant to the Tax Receivable Agreement. Payments that require disclosure under Item 404 of Regulation S-K were as follows: (i) in fiscal 2023, Mr. Brem, directly and through MMAR HNL, LLC, received $1,750,635; Mr. Hart, through a family trust, received $6,481; Mr. Fernandez, through a family trust, received $467,536; Mr. McCabe, directly and through a family trust, received $96,738; Mr. Randel received $77,522; Mr. Keck, through a family trust, received $135,278; Mr. Maruszewski received $130,732; Mr. Bradley received $103,213; ARGO Holdings, LLC (an entity affiliated with ARG Private Equity, LLC) received $1,264,109; entities affiliated with T. Rowe Price Associates, Inc. received $253,875; and entities affiliated with FMR LLC received $660,075; and (ii) to date in fiscal 2024, Mr. Brem, directly and through MMAR HNL, LLC, has received $1,806,672; Mr. Fernandez, through a family trust, has received $436,947; Mr. Hart, through a family trust, has received $30,113; Mr. Fernandez, through a family trust, has received $436,947; Mr. McCabe, directly through a family trust, has received $376,276; Mr. Randel has received $136,964; Mr. Keck, through a family trust, has received $363,064; Mr. Maruszewski has received $236,640; Mr. Bradley has received $181,247; David Jeffrey has received $306,162; ARGO Holdings, LLC has received $1,509,363; entities affiliated with T. Rowe Price Associates, Inc. have received $194,423; and entities affiliated with FMR LLC have received $505,495.

StepStone Limited Partnership Agreement

In connection with the reorganization, the partners of the Partnership amended and restated the partnership agreement of the Partnership (as amended and restated, the “StepStone Limited Partnership Agreement”). StepStone Group Holdings LLC, a Delaware limited liability company (the “General Partner”) became the sole general partner of the Partnership, and the Company owns a 100% membership interest in the General Partner and is its sole managing member. In connection with closing of the Greenspring Acquisition, the Company and the Partnership entered into an amended and restated StepStone Limited Partnership Agreement to create Class C units, which were issued to certain sellers in the Greenspring Acquisition, and to provide for certain governance and other rights and restrictions for the sellers of the Greenspring Acquisition.

In its capacity as the sole managing member of the General Partner, the Company controls all of the Partnership’s business and affairs. The Company holds all of the Class A units of the Partnership. Holders of Class A units, Class B units and Class C units are generally entitled to one vote per unit with respect to all matters as to which partners are entitled to vote under the StepStone Limited Partnership Agreement. Class A units, Class B units and Class C units have the same economic rights per unit.

At any time the Company issues a share of Class A common stock for cash, the net proceeds received by the Company will be promptly used to acquire a Class A unit unless used to settle an exchange of a Class B unit for cash. Any time the Company issues a share of Class A common stock upon an exchange of a Class B unit or settles such an exchange for cash, as described below under “—Exchange Agreement,” the Company will contribute the exchanged unit to the Partnership and the Partnership will issue to the Company a Class A unit. If the Company issues other classes or series of equity securities, the Partnership will issue to the Company an equal amount of equity securities of the Partnership with designations, preferences and other rights and terms that are substantially the same as the Company’s newly issued equity securities. Conversely, if the Company retires any shares of Class A common stock (or equity securities of other classes or series) for cash, the Partnership will, immediately prior to such retirement, redeem an equal number of Class A units (or its equity securities of the corresponding classes or series) held by the Company, upon the same terms and for the same price, as the shares of the Company’s Class A common stock (or equity securities of such other classes or series) are retired. In addition, membership units of the Partnership, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.

The Company will have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of Class A units, Class B units and Class C units on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including the Company, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the Partnership. Net profits and net losses of the Partnership will generally be allocated to holders of units (including the Company) on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, the Partnership will be required to allocate net taxable income disproportionately to its partners in certain circumstances. The StepStone Limited Partnership Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units generally equal to the taxable income allocated to each holder of units (with certain adjustments) multiplied by an assumed tax rate. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the Partnership allocable per unit (based on the partner which is allocated the largest amount of taxable income on a per unit basis) multiplied by an assumed tax rate equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California that is taxable on that income (taking into account the deductibility of state and local taxes for U.S. federal income tax purposes and certain other assumptions). The StepStone Limited Partnership Agreement generally requires tax distributions to be pro rata based on the ownership of Partnership units, however, if the amount of tax distributions to be made exceeds the amount of funds available for distribution, the Company shall receive a tax distribution calculated using the corporate tax rate, before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other partners pro rata in accordance with their assumed tax liabilities (also using the corporate tax rate), and then to all partners (including the Company) pro rata until each partner receives the full amount of its tax distribution using the individual tax rate. The Partnership will also make non-pro rata payments to the Company to reimburse it for corporate and other overhead expenses (which payments from the Partnership will not be treated as distributions under the StepStone Limited Partnership

Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the StepStone Limited Partnership Agreement to any unit holder if such distribution would violate applicable law or result in the Partnership or any of its subsidiaries being in default under any material agreement governing indebtedness.

The StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain Partnership investment assets that were held at the time of the closing of the secondary offerings that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other partners of the Partnership. In conjunction herewith, the Tax Receivable Agreements provide that the Company will pay over to the certain other partners of the Partnership 85% of the net tax savings to the Company attributable to those tax losses.

The StepStone Limited Partnership Agreement provides that it may generally be amended, supplemented, waived or modified by the Company in its sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.

Stockholders Agreement

Certain of the Class B stockholders entered into a Stockholders Agreement with respect to all shares of voting stock held by them. Pursuant to the Stockholders Agreement, these Class B stockholders agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as described below) on any matter submitted to our common stockholders for a vote.

The Stockholders Agreement provides for a “Class B Committee” selected from time to time by the parties to that agreement. As of the date of this proxy statement, the members of the Class B Committee currently are Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe and Thomas Keck.

Under the Stockholders Agreement, the Class B Committee is entitled to designate director nominees for election at our annual meetings of stockholders. The Company and the Class B stockholders who are parties to the Stockholders Agreement shall take all necessary action (subject to fiduciary duties of directors with respect to any action by the board of directors) to cause the persons so designated by the Class B Committee to be the full slate of nominees recommended by our board of directors (or any committee or subcommittee thereof) for election as directors at each annual or special meeting of stockholders at which directors are to be elected. The parties to the Stockholders Agreement have agreed to vote their voting stock, including their Class A common stock and Class B common stock, as directed by the Class B Committee. As a result of these arrangements, the Class B Committee will control the outcome of any such matters that are submitted to our stockholders for up to five years from the initial public offering.

In connection with the closing of the Greenspring Acquisition, the Company and the Partnership amended and restated the Stockholders Agreement to provide for certain governance and other rights and restrictions to the sellers in the Greenspring Acquisition that were issued Class A common stock or Class C units of the Partnership. After this amendment, the Class B Committee continues to control the outcome of stockholder votes.

Exchange Agreement

We have entered into an Exchange Agreement with the direct partners of the Partnership that entitles those partners (and certain permitted transferees thereof) to exchange their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash.

The Exchange Agreement permits the Class B stockholders to exercise their exchange rights subject to certain timing and other conditions. In particular, exchanges by our senior management, certain other senior employees and certain other of the Partnership’s unitholders will be subject to timing and volume limitations as follows: no exchanges were permitted until after September 18, 2021, and then exchanges could not exceed one-third of their original holdings prior to September 18, 2022 and may not exceed two-thirds of their original holdings prior to September 18, 2023. Under the Exchange Agreement, our board of directors may waive these limitations in its discretion. After September 18, 2023, these limitations expire. These limitations do not apply to exchanges by our other employees who own Class B units or holders who may sell freely under Rule 144, subject to compliance with any lock-up agreements entered into in connection with our offerings and blackout periods imposed by us.

In addition, the Exchange Agreement provides that an owner does not have the right to exchange Class B units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with the Company, the Partnership or any of their subsidiaries to which the Partnership unitholder is subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The Exchange Agreement also provides for mandatory exchanges under certain circumstances set forth in the StepStone Limited Partnership Agreement, including upon any transfer of partnership units to a person other than in a qualified transfer (as defined therein) and upon failure to comply with or material breach of the Stockholders Agreement.

Any beneficial holder exchanging Class B units must ensure that the applicable corresponding number of shares of Class B common stock are delivered to us for redemption at par value and cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock. When a Class B unit is surrendered for exchange, it will not be available for reissuance.

In connection with the closing of the Greenspring Acquisition, the Company and the Partnership entered into a Class C Exchange Agreement with the holders of the newly issued Class C units that provides such unitholders (and certain permitted transferees thereof) to exchange their Class C units for shares of Class A common stock on a one-for-one basis, or, at our election, for cash. In addition, the Class C Exchange Agreement restricts the transfer of the Class C Units of the Partnership, which restriction shall apply for a maximum of three years from September 20, 2021, subject to certain exceptions.

Registration Rights Agreement

We have entered into a Registration Rights Agreement with certain Class B stockholders. This agreement provides these holders with certain registration rights, whereby they have the right to require us to register under the Securities Act the shares of Class A common stock issuable upon exchange of Class B units. The Registration Rights Agreement also provides for piggyback registration rights for the holders party thereto, subject to certain conditions and exceptions.

In connection with the closing of the Greenspring Acquisition, the Company entered into an amended and restated Registration Rights Agreement to include holders of the Class C units in order to provide them with certain registration rights, whereby they have the right to require us to register under the Securities Act the shares of Class A common stock issuable upon exchange of Class C units.

Indemnification Agreements

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of July 18, 2023 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	our directors and director nominees;

•	each of our named executive officers (as listed in the Summary Compensation Table above); and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of September 16, 2023 (60 days after July 18, 2023) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after September 16, 2023 and any RSUs vesting/settling, as applicable, on or before September 16, 2023 that may be payable in cash or shares at StepStone’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The number of shares of Class A common stock listed in the table below represents shares of Class A common stock directly owned, and assumes no exchange of Class B or Class C units for Class A common stock. As described in “—Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Exchange Agreement,” each Class B unitholder and Class C unitholder is entitled to have its Class B units or Class C units, as applicable, exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. The Class C units are exchangeable for shares of Class A common stock on a one-for-one basis or, at our option, for cash. As discussed in “—Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholders Agreement,” certain Class A and Class B stockholders who are employees and partners entered into a Stockholders Agreement pursuant to which they agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee on any matter submitted to our common stockholders for a vote. Because they are a “group” under applicable securities laws, certain parties to the Stockholders Agreement may be deemed to be a beneficial owner of all securities held by the parties to the Stockholders Agreement.

The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership set forth below is computed on the basis of 62,834,871 shares of our Class A common stock and 46,420,141 shares of our Class B common stock issued and outstanding as of July 18, 2023.

	Class A common stock owned		Class B common stock owned		Total voting power in Company
Name of Beneficial Owner	Number	%	Number	%	%
Named Executive Officers and Directors:
Scott W. Hart(1)*	14,833	+	3,041,291	6.6%	5.2%
Jason P. Ment*	39,158	+	781,407	1.7%	1.3%
Jose A. Fernandez(2)*	8,920	+	5,360,828	11.5%	9.1%
Johnny D. Randel*	32,026	+	1,126,593	2.4%	1.9%
Michael I. McCabe(3)*	179,178	+	3,593,558	7.7%	6.2%
Monte M. Brem(4)*	—	—	2,905,953	6.3%	4.9%
Valerie G. Brown(5)	9,795	+	—	—	+
David F. Hoffmeister(6)	17,036	+	—	—	+
Thomas Keck(7)*	330,750	+	4,246,498	9.1%	7.3%
Steven R. Mitchell	27,500	+	—	—	+
Anne L. Raymond(8)	14,993	+	—	—	+
All executive officers and directors as a group (11 persons)	674,190	1.1%	21,056,128	45.4%	35.9%
Other 5% Beneficial Owners:
ARGO Holdings, LLC(9)	—	—	3,662,708	7.9%	6.2%
Sanford Energy, Inc.(9)	—	—	3,830,328	8.3%	6.5%
Thomas Alcott Bradley(10)	13,380	+	3,925,917	8.5%	6.7%
David Jeffrey	240,000	+	3,171,128	6.8%	5.5%
Mark Maruszewski(11)	41,667	+	3,766,096	8.1%	6.4%
James Lim(12)	6,924,973	11.0%	—	—	2.3%
C. Ashton Newhall(13)	4,049,179	6.4%	—	—	1.4%
Wellington Management Group LLP(14)	4,799,627	7.6%	—	—	1.6%
T. Rowe Price Investment Management, Inc.(15)	4,978,427	7.9%	—	—	1.7%
BlackRock, Inc.(16)	3,435,524	5.5%	—	—	1.2%
JPMorgan & Chase Co.(17)	4,080,968	6.5%	—	—	1.4%
The Vanguard Group(18)	4,927,489	7.8%	—	—	1.7%

+	Represents less than one percent.
*

Member of the Class B Committee. As of July 1, 2023, each member of the Class B Committee may be deemed to have beneficial ownership over 12,866,946 shares of Class A common stock and 38,294,293 shares of Class B common stock held by stockholders party to the Stockholders Agreement (inclusive of the shares listed in the table), which has been omitted from the table above (except to the extent listed).

(1)	Includes 3,041,291 Class B shares beneficially owned by a family trust.
(2)

Includes 3,755,328 Class B shares beneficially owned by a family trust and 1,605,500 Class B shares owned by Santaluz Capital Partners, LLC. Mr. Fernandez is a manager of Santaluz Capital Partners, LLC.

(3)	Includes 2,406,142 Class B shares owned directly by Mr. McCabe and 1,187,416 Class B shares beneficially owned by a family trust, for which Mr. McCabe’s spouse has sole voting power.
(4)	Shares owned by MMAR HNL, LLC. Mr. Brem is the manager of MMAR HNL, LLC.
(5)	Includes 5,188 Class A shares from RSUs that vest within 60 days of July 18, 2023, as well as 4,607 Class A shares beneficially owned by a trust.
(6)	Includes 6,053 Class A shares from RSUs that vest within 60 days of July 18, 2023.
(7)

Includes 330,750 Class A shares and 2,601,124 Class B shares beneficially owned by a family trust, in which Mr. Keck shares voting power with his spouse, and 1,645,374 Class B shares owned by Cresta Capital, LLC. Mr. Keck is a manager of Cresta Capital, LLC.

(8)	Includes 5,188 Class A shares from RSUs that vest within 60 days of July 18, 2023.
(9)

Based in part on information included in a Schedule 13D/A filed with the SEC on November 19, 2021 jointly by ARG Private Equity, LLC (formerly Argonaut Private Equity, LLC), ARGO Holdings, LLC, Sanford Energy, Inc., George B. Kaiser and Robert A. Waldo. Mr. Waldo is the manager and Vice President of ARG Private Equity LLC, an affiliate of ARGO Holdings LLC, and an adviser to Sanford Energy, Inc. and may be deemed to have voting and/or dispositive power over the shares. In addition, because ARGO Holdings LLC and Sanford Energy, Inc. are both affiliates of ARG Private Equity LLC, Mr. Waldo may be deemed to control Sanford Energy, Inc. and, therefore, may be deemed to be the beneficial owner of the shares held by Sanford Energy, Inc. Mr. Kaiser is the sole member of ARG Private Equity, LLC. In connection with the closing of the initial public offering of our Class A common stock, we effected certain reorganization transactions and, as described in the section “Certain Relationships and Related Persons Transactions,” we entered into an Exchange Agreement with the direct partners of the Partnership, including ARGO Holdings, LLC and Sanford Energy, Inc., that entitles those partners (and certain permitted transferees thereof) to exchange their Class B units in the Partnership together with an equal number of shares of our Class B common stock for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. As a result, ARG Private Equity, LLC and ARGO Holdings, LLC reported having sole voting and sole dispositive power over the 3,662,708 shares of our Class A common stock. Sanford Energy, Inc. reported having sole voting and sole dispositive power over 3,830,328 shares of our Class A common stock. Each of Mr. Kaiser and Mr. Waldo reported having shared voting and shared dispositive power over 3,662,708 shares of our Class A common stock, and Mr. Waldo reported having sole voting and sole dispositive power over 25,000 shares of our Class A common stock. Mr. Waldo disclaims beneficial ownership of such securities, except to the extent of his actual pecuniary interest therein. The address for the reporting persons is 6733 South Yale Avenue, Tulsa, Oklahoma 74136.

(10)

Consists of 13,380 Class A shares and 3,134,235 Class B shares owned directly by Mr. Bradley, 678,942 Class B shares owned by Aftermath LLC and 112,740 Class B shares owned by LetMeGo LLC. Mr. Bradley is the managing member of Aftermath LLC and sole general managing member of LetMeGo LLC.

(11)

Consists of 41,667 Class A shares and 2,897,153 Class B shares owned directly by Mr. Maruszewski, 705,217 Class B shares owned by Sconset Union Capital, LLC and 163,726 Class B shares owned by Sconset Union Capital II, LLC. Mr. Maruszewski is the manager of Sconset Union Capital, LLC and Mr. Maruszewski’s spouse is manager of Sconset Union Capital II, LLC.

(12)

Consists of 6,870,421 Class A shares and 54,552 Class C units exchangeable into Class A shares owned by Sanctuary Bay LLC. Mr. Lim is the general manager of Sanctuary Bay LLC. Excludes 109,104 Class C units owned by Sanctuary Bay LLC, which are not exchangeable within 60 days of July 18, 2023.

(13)	Shares are owned by Muddy River LLC. Mr. Newhall is the managing member of Muddy River LLC.
(14)

Based on information included in a Schedule 13G filed with the SEC on February 6, 2023 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP (the “Wellington Entities”). As disclosed therein, as of December 31, 2022, each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP reported having shared voting power over 4,178,500 shares of our Class A common stock and shared dispositive power over 4,799,627 shares of our Class A common stock. As of December 31, 2022, Wellington Management Company LLP reported having shared voting power over 4,1788,500 shares of our Class A common stock and shared dispositive power over 4,622,657 shares of our Class A common stock. The address for the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(15)

Based on information included in a Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Investment Management, Inc. (“T. Rowe Price”). As disclosed therein, as of December 31, 2022, T. Rowe Price reported having sole dispositive power over 4,978,427 shares of our Class A common stock and sole voting power over 1,624,310 shares of our Class A common stock. The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21201.

(16)

Based on information included in a Schedule 13G filed with the SEC on February 3, 2023 by BlackRock, Inc. As disclosed therein, as of December 31, 2022, BlackRock, Inc. reported having sole voting power over

3,378,087 shares of our Class A common stock and sole dispositive power over 3,435,524 shares of our Class A common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(17)

Based on information included in a Schedule 13G/A filed with the SEC on January 27, 2023 by JPMorgan & Chase Co. (“JPMorgan”). As disclosed therein, as of December 31, 2022, JPMorgan reported having sole dispositive power over 4,080,968 shares of our Class A common stock and sole voting power over 3,927,256 shares of our Class A common stock. The address for JPMorgan is 383 Madison Avenue, New York, NY 10179.

(18)

Based on information included in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. (“Vanguard”). As disclosed therein, as of December 31, 2022, Vanguard reported having sole dispositive power over 4,796,156 shares of our Class A common stock, shared dispositive power over 131,333 shares of our Class A common stock, and shared voting power over 89,981 shares of our Class A common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors of the Company for use at the Annual Meeting to be held on Wednesday, September 13, 2023 at 1:00 p.m. Eastern Time, or at any adjournments or postponements thereof.

1.	Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting should be held online via live audio webcast at www.proxydocs.com/STEP in order to permit stockholders from any location with access to the Internet to participate.

2.	What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the three director nominees named in this proxy statement as Class III directors of the Company, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024 (Proposal 2);

3.	To approve, on a non-binding and advisory basis, the compensation of our named executive officers (“Say-on-Pay”); and

4.	To approve the StepStone Group Inc. 2023 Employee Stock Purchase Plan.

Additionally, stockholders are entitled to vote on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3.	Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on July 18, 2023, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our amended and restated certificate of incorporation (the “certificate of incorporation”), holders of our (i) Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders; and (ii) Class B common stock are entitled to five votes per share on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Under certain circumstances in the future, the voting rights of the Class B common stock may change to one vote per share. Those circumstances, which are set out as a “Sunset” in our certificate of incorporation and summarized above under “—Status as a Controlled Company,” have not occurred.

As of the record date, there were 62,834,871 shares of our Class A common stock and 46,420,141 shares of our Class B common stock issued and outstanding. Pursuant to our certificate of incorporation, holders of Class A and Class B common stock are not entitled to cumulative voting.

4.	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If (i) your shares of Class A common stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, or (ii) you hold shares of Class B common stock, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

•

Beneficial Owner of Shares Held in Street Name. If your shares of Class A common stock are held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each referred to as a “broker”), then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

5.	How can I attend, participate in and vote at the Annual Meeting online?

Stockholders of record and beneficial owners of shares of our common stock as of the record date may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting, by registering in advance of the Annual Meeting at www.proxydocs.com/STEP.

The Annual Meeting will begin at 1:00 p.m. Eastern Time on Wednesday, September 13, 2023. Access will begin at approximately 12:45 p.m. Eastern Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check in. As mentioned above, in order to attend the Annual Meeting, you must register in advance of the meeting at www.proxydocs.com/STEP. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to enter your uniquely assigned control number at www.proxydocs.com/STEP as part of the registration process.

If you were a stockholder as of the close of business on July 18, 2023, the record date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual annual meeting platform by following the instructions provided when you log onto the online virtual Annual Meeting platform. Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card (if applicable).

•	Online at www.proxypush.com/STEP

•	By telephone, at 1-866-307-0862.

Stockholders may submit questions during the Annual Meeting at the meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting platform. Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instruction email that you will receive upon registration for the Annual Meeting.

Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

6.	How does the board of directors recommend that I vote?

Our board of directors recommends that stockholders vote “FOR” each nominee for director named in Proposal 1; “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024 (Proposal 2); “FOR” the approval, on a non-binding and advisory basis, of the compensation of our named executive officers (Proposal 3); and “FOR” the approval of the StepStone Group Inc. 2023 Employee Stock Purchase Plan (Proposal 4).

7.	How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy. Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders may in some cases vote your shares in their discretion, but are not permitted to vote on certain proposals and may elect not to vote on any of the proposals unless you provide voting instructions.

8.	What is a proxy card?

The proxy card enables you to appoint Jason Ment, Jose Fernandez and Jennifer Ishiguro as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9.	Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a broker. Brokers generally have the authority, but are not required, to vote shares not voted by customers on certain “routine” matters, and are prohibited from exercising discretionary authority on non-routine matters. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Because the ratification of an independent registered public accounting firm (Proposal 2) is the only matter that we expect to be considered to be “routine” at the Annual Meeting, your shares may only be voted by your broker for the ratification of our independent registered public accounting firm. However, even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. We expect that there will be no broker non-votes (as described above) with respect to Proposal 2. Broker non-votes, if any, will have no effect on the outcome of the vote in Proposals 1, 3 and 4.

As mentioned above, in the case of broker non-votes, if any, those shares will still be counted for purposes of determining if a quorum is present.

10.	What vote is required to elect directors (Proposal 1)?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the three nominees who receive the highest number of shares voted “For” his or her election will be elected.

“Withhold” votes against a director and broker non-votes, if any, will have no direct effect on his or her election. However, our board has adopted a director resignation policy, under which any director who receives a greater number of votes “withheld” for his or her election than “for” such election must promptly tender his or her resignation offer to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to our board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation offer will not participate in the proceedings of either the Nominating and Corporate Governance Committee or our board with respect to his or her own resignation offer.

11.	What vote is required for Proposal 2?

Approval of Proposal 2 requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class.

Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because broker discretionary voting is expected to be permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to Proposal 2.

12.	What vote is required for Proposal 3 and Proposal 4?

Approvals of Proposal 3 and Proposal 4 require the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class.

Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 3 and Proposal 4, and broker non-votes, if any, will have no effect on these Proposals.

13.	Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your previously delivered proxy and vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Chief Legal Officer & Secretary at 450 Lexington Avenue, 31st Floor, New York, New York 10017 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a broker, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

14.	What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees (Proposal 1); “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2024 (Proposal 2); “FOR” the approval, on a non-binding and advisory basis, of the compensation of our named executive officers (Proposal 3); and “FOR” approval of the StepStone Group Inc. 2023 Employee Stock Purchase Plan (Proposal 4).

15.	Where do I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

16.	Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2024 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2024 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017 no later than the close of business on March 27, 2024.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at an Annual Meeting of Stockholders (but not for inclusion in the proxy statement). Notice of a nomination or other proposal of business must be delivered to the Company by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, to be timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2024 Annual Meeting of Stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on May 16, 2024 and no later than the close of business on June 15, 2024. Nominations and proposals also must satisfy other requirements set forth in the bylaws (which includes information required under Rule 14a-19).

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the Notice or this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017 to inform us of his or her request. If a broker holds the shares, the stockholder should contact such broker directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended March 31, 2023, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to the Chief Legal Officer & Secretary, StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017. The Annual Report and this proxy statement are also available online at https://shareholders.stepstonegroup.com/financial-information/sec-filings.

APPENDIX A

STEPSTONE GROUP INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD: JULY 13, 2023

APPROVED BY THE STOCKHOLDERS:             , 2023

EFFECTIVE DATE:             , 2023

1.	PURPOSE.

The purpose of this StepStone Group Inc. 2023 Employee Stock Purchase Plan (the “Plan”) is to provide employees of the Company and its Designated Affiliates with an opportunity to purchase Common Stock through accumulated Contributions.

2.	DEFINITIONS.

(a)    “Administrator” means the Compensation Committee of the Board (or any successor committee) or such other committee as designated by the Board to administer the Plan under Section 14.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Administrator will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

“Board” means the Board of Directors of the Company.

(c)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

“Common Stock” means the Class A common stock of the Company, par value $0.001 per share.

(d)    “Company” means StepStone Group Inc., a Delaware corporation, and any successor corporation.

“Compensation” means an Eligible Employee’s base salary or base hourly rate of pay and annual cash bonuses before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, but excluding commissions, overtime, incentive compensation (other than cash bonuses) and other forms of compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for an Offering Period.

(e)    “Contributions” means the payroll deductions and any other additional payments that the Administrator may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

“Designated Affiliate” means any Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. As of the date of adoption of the Plan, the Designated Affiliates consist exclusively of: StepStone Group LP, StepStone Group Real Estate LP, StepStone Group Real

Assets LP, StepStone Group Private Wealth LLC, Swiss Capital Alternative Investments AG, StepStone Group Europe Alternative Investments Limited, StepStone Group Europe LLP, SRA Capital (Canada) Ltd., StepStone Group Luxembourg S.a.r.l., StepStone Group (China) Ltd., StepStone Group Singapore Pte. Ltd., StepStone Mexico S.C., StepStone Group Chile SpA, and StepStone Gestao de Recursos Ltda.

(f)    “Eligible Employee” means any person, including an officer, who is customarily employed by the Company or a Designated Affiliate for 20 or more hours per week; provided, however, that if required by Applicable Laws, Eligible Employee means any person, including an officer, who is customarily employed by the Company or a Designated Affiliate. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. “Eligible Employee” shall not include any person who is a citizen or resident of a foreign jurisdiction if granting them an option under the Plan would violate the law of such jurisdiction.

“Employer” means the Company and each Designated Affiliate.

(g)    “Enrollment Date” means the first Trading Day of each Offering Period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(h)    “Exercise Date” means the last Trading Day of each Offering Period.

“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock as of any date of determination will be the closing sales price for a share of Common Stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination (or if there is no closing sales price on such date, then the closing sales price for the last preceding date for which such quotation exists), as reported in a source the Administrator deems reliable; or (ii) in the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Administrator in good faith.

(i)    “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. The terms of each Offering need not be identical.

(j)    “Offering Periods” means the periods established by the Administrator (not to exceed 27 months) during which an option granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 18 and 19. The first Offering Period shall commence on the first Trading Day of the Company’s first fiscal quarter of the Company’s fiscal year ending March 31, 2025 (“fiscal 2025”) and terminate on the last Trading Day of the second fiscal quarter of fiscal 2025, and subsequent Offering Periods shall be each six-month period (two full fiscal quarters) commencing after the first Offering Period ends.

“Participant” means an Eligible Employee who elects to participate in the Plan.

(k)    “Purchase Period” means the period during an Offering Period during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator determines otherwise, each Purchase Period will be a six-month period (two full fiscal quarters) that aligns with each Offering Period.

“Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Applicable Law or pursuant to Section 18.

(l)    “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national stock exchange, a business day as determined by the Administrator in good faith.

3.	ELIGIBILITY.

(a)    Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan if the Eligible Employee was employed by an Employer for at least 30 days immediately preceding the Enrollment Date, subject to the requirements of Section 5.

Non-U.S. Employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering, as determined by the Administrator. In addition, as provided in Section 14, the Administrator may establish one or more sub-plans of the Plan with respect to employees of Designated Affiliates located outside the United States in a manner that complies with Applicable Law. Any such sub-plan will be a component of the Plan and will not be a separate plan.

(b)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan to the extent that, immediately after the grant, such Eligible Employee would acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of capital stock of the Company or hold outstanding options to purchase such stock possessing 5% or more of the outstanding shares of any class of common stock of the Company.

4.	OFFERING PERIODS

The Plan will be implemented by consecutive Offering Periods with new Offering Periods commencing at such times as determined by the Administrator. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) without stockholder approval.

5.	PARTICIPATION

An Eligible Employee may participate in the Plan by (i) submitting to the Company’s Human Resources department (or its delegate), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.	CONTRIBUTIONS

(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, such Participant will, as permitted by the Administrator in accordance with procedures determined by the Administrator, (i) elect to have payroll deductions made on each pay day in an amount equal to at least 1% but not exceeding 15% of the Compensation (or such other whole percentage of Compensation as determined by the Administrator in its sole discretion), as either a fixed amount or percentage (reduced, as necessary, to comply with any maximum amounts set forth in herein), which the Participant receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her notional account under the subsequent Purchase Period or Offering Period; or (ii) elect to have a fixed amount of Contributions (not exceeding 15% of the Compensation (or such other whole percentage of Compensation as determined by the Administrator in its sole discretion)) deducted from Participant’s annual cash bonus. The maximum permissible projected Contribution by any Participant during a single fiscal year shall be $10,000, with such maximum Contribution for non-U.S. Participants calculated based on currency exchange rates as in effect on the Enrollment Date. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.

Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Purchase Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10; provided, however, that with respect to the first Offering Period, payroll deductions for a Participant will not commence until such time as determined by the Administrator.

(b)    All Contributions made for a Participant will be credited to his or her notional account under the Plan and payroll deductions will be made in whole percentages only. Except to the extent permitted by the Administrator pursuant to Section 6(a), a Participant may not make any additional payments into such notional account.

A Participant may discontinue his or her participation in the Plan as provided in Section 10. Participants shall not be permitted to increase or to otherwise decrease their rates of Contributions during an Offering Period unless otherwise determined by the Administrator in its sole discretion.

(c)    Notwithstanding the foregoing, to the extent necessary to comply with Section 3(c) or Section 6(a) or Applicable Laws, a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Section 3(c) and Section 6(a), Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

At the time the option under the Plan is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the United States, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate.

7.	GRANT OF OPTION

On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s notional account as of the Exercise Date by the applicable Purchase Price; provided, however, that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may establish a maximum number of shares of Common Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.	EXERCISE OF OPTION

(a)    Unless a Participant withdraws from the Plan as provided in Section 10, such Participant’s option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her notional account. No fractional shares of Common Stock will be purchased; unless determined by the Administrator, any Contributions accumulated in a Participant’s notional account that are not sufficient to purchase a full share will be retained in the Participant’s notional account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by such Participant.

If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.	DELIVERY

As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time or may establish other procedures to permit tracking of dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.	WITHDRAWAL

A Participant may withdraw all, but not less than all, the Contributions credited to his or her notional account and not yet used to exercise his or her option under the Plan at any time by (a) submitting to the Company’s Human Resources department (or its delegate) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (b) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her notional account will be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12) and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, such Participant will not be eligible to re-enroll in the Plan until the succeeding Offering Period, and Contributions will not resume at the beginning of the succeeding Offering Period unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

11.	TERMINATION OF ELIGIBILITY

(a)    Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s notional account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12), and such Participant’s option will be automatically terminated. Notwithstanding the foregoing, if a Participant ceases to be an Eligible Employee as a result of no longer customarily working 20 or more hours per week but otherwise remains an employee of the Company or a Designated Affiliate, such Participant will continue to participate in any ongoing Offering Period and will not automatically withdraw but will not automatically be re-enrolled in the subsequent Offering Period.

Unless otherwise determined by the Administrator or required by Applicable Law, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Affiliate shall not be treated as having terminated employment for purposes of participating in the Plan or an Offering. The Administrator may establish additional or different rules to govern transfers of employment for purposes of participation in the Plan or an Offering.

12.	INTEREST

No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering.

13.	STOCK

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 2,200,000 shares of Common Stock.

Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(b)    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and the Participant’s spouse.

14.	ADMINISTRATION

The Plan shall be administered by the Administrator. The Board shall fill vacancies on, and from time to time may remove or add members to, the Administrator. Any power of the Administrator may also be exercised by the Board. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to facilitate the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the United States. The Administrator hereby delegates to and designates the Chief Human Resources Officer of the Company (or such other officer with similar authority), and to his or her delegates or designates, the authority to assist the Administrator in the day-to-day administration of the Plan. The Administrator may also delegate some or all of its responsibilities to one or more other persons (which may include Company personnel) and, to the extent there has been any such delegation, any reference in the Plan to the Administrator shall include the delegate of the Administrator. Every finding, decision and determination made by the Administrator will, to the full extent permitted by Applicable Laws, be final and binding upon all parties.

15.	DESIGNATION OF BENEFICIARY

(a)    If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s notional account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s notional account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective, if required by Applicable Law.

Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(b)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and 15(b), the Company or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions.

16.	TRANSFERABILITY

Neither Contributions credited to a Participant’s notional account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.	USE OF FUNDS

The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

18.	ADJUSTMENTS, DISSOLUTION, LIQUIDATION, MERGER OR OTHER CORPORATE TRANSACTION

(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(b)    Merger or Other Corporate Transaction. In the event of a merger, sale or other similar corporate transaction involving the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or an Affiliate of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger, sale or other similar corporate transaction. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

19.	AMENDMENT OR TERMINATION

(a)    The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ notional accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12) as soon as administratively practicable.

Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(b)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(ii)    shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action; and

reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

20.	NOTICES

All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.	CONDITIONS UPON ISSUANCE OF SHARES

(a)    Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of Applicable Law.

22.	TERM OF PLAN

The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect until terminated pursuant to Section 19.

23.	GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in any agreements or other documents hereunder to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.	SEVERABILITY

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

25.	INTERPRETATION

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” is not exclusive. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/STEP • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-307-0862 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

StepStone Group Inc.

Annual Meeting of Stockholders

For Stockholders of record as of July 18, 2023

DATE:	Wednesday, September 13, 2023
TIME:	1:00 PM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/STEP for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jason P. Ment, Jose A. Fernandez and Jennifer Y. Ishiguro (the “Named Proxies”) and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of StepStone Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof and revoking any proxy heretofore given.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

StepStone Group Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4

PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.  To elect the three director nominees named in the proxy statement as Class III directors of the Company, each to serve for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification.

	FOR	WITHHOLD
1.01 Scott W. Hart	☐	☐		FOR

1.02 David F. Hoffmeister	☐	☐		FOR

1.03 Anne L. Raymond	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024.	☐	☐	☐	FOR

3. To approve, on a non-binding and advisory basis, the compensation of our named executive officers (“Say-on-Pay”).	☐	☐	☐	FOR

4. To approve the StepStone Group Inc. 2023 Employee Stock Purchase Plan.	☐	☐	☐	FOR
Note: Includes authority for proxy holder to transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/STEP

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date